   As filed with the Securities and Exchange Commission on October 28, 1996
                                                  Registration No. 333-13679
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                              --------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                              --------------------
                          POWERWAVE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

Delaware                             3663                     11-2723423
(State or other          (Primary Standard Industrial     (I.R.S. Employer
jurisdiction of           Classification Code Number)    Identification No.)
incorporation or
organization)
                  2026 McGaw Avenue, Irvine, California  92614
                                 (714) 757-0530
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Bruce C. Edwards
                     President and Chief Executive Officer
                          Powerwave Technologies, Inc.
                               2026 McGaw Avenue
                           Irvine, California  92614
                                 (714) 757-0530
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

         Nick E. Yocca, Esq.                    Robert M. Mattson, Jr., Esq.
         K.C. Schaaf, Esq.                         Tamara Powell Tate, Esq.
     Michael H. Mulroy, Esq.                       Kristina M. Jodis, Esq.
   Stradling, Yocca, Carlson & Rauth               Morrison & Foerster LLP
     a Professional Corporation             19900 MacArthur Boulevard,12th Floor
  660 Newport Center Drive, Suite 1600           Irvine, California 92612
     Newport Beach, California  92660                  (714) 251-7500
         (714) 725-4000

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE

==============================================================================

                                            Proposed maximum
            Title of each                 aggregate offering     Amount of
 class of securities to be registered          price (1)     registration fee(2)
------------------------------------------------------------------------------
Common Stock ($.0001 par value).......   $31,395,000              $9,514.00
==============================================================================


(1) Includes 315,000 shares of Common Stock which may be purchased by the Underwriters to cover over-allotments, if any.

(2) Estimated pursuant to Rule 457(o) solely for the purpose of calculating the registration fee. Of the $9,514.00 registration fee, the Company paid $8,155.00 with its filing on October 8, 1996.

                            ------------------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

        The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, action pursuant to said Section 8(a), may determine.


                                                           Subject to Completion
                                                                __________, 1996

                               2,100,000 Shares

              [LOGO OF POWERWAVE TECHNOLOGIES, INC. APPEARS HERE]
                          POWERWAVE TECHNOLOGIES, INC.

                                  Common Stock
                                   __________

   Of the 2,100,000 shares of Common Stock offered hereby, 1,800,000 shares are being sold by Powerwave Technologies, Inc., a Delaware corporation ("Powerwave" or the "Company") and 300,000 shares are being sold by the Selling Shareholder. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholder. See "Principal and Selling Shareholders." Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $11.00 and $13.00 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price. The Company's Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "PWAV."

                                   ----------
        The Common Stock offered hereby involves a high degree of risk.
                    See "Risk Factors" beginning on page 6.
                                   ----------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


=============================================================================
               Price       Underwriting        Proceeds         Proceeds
                to         Discounts and         to             to Selling
              Public       Commissions(1)      Company(2)       Shareholder
=============================================================================

Per Share..  $             $                   $                $
-----------------------------------------------------------------------------
Total (3)..  $             $                   $                $
=============================================================================


(1) See "Underwriting" for information relating to indemnification of the Underwriters.

(2) Before deducting offering expenses estimated at $950,000 payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 315,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $          , $
    and $           respectively.  See "Underwriting."
    ---
                                  ____________

         The shares of Common Stock are offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about _____, 1996.

Alex. Brown & Sons
   Incorporated
                             UBS Securities
                                                     Wessels, Arnold & Henderson

                The date of this Prospectus is           , 1996

          [Graphic displaying difference between single channel
          RF power amplifier using separate cavity filters and Company's multi-channel RF power amplifier]

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

                                The Company

        Powerwave designs, manufactures and markets ultra-linear radio frequency ("RF") power amplifiers for use in the wireless communications market. The Company's amplifiers, which are key components in wireless communications networks, increase the signal strength of wireless transmissions while reducing interference, or "noise." The reduction of noise enables wireless service providers to offer improved service to subscribers by offering clearer call connections with less interference. Increasing the signal strength of wireless transmissions also improves service by reducing the number of interrupted or dropped calls. Powerwave's RF power amplifiers achieve ultra-linearity at increased levels of amplification through the application of "feedforward" technology, which enables the Company's multi-channel power amplifiers to significantly reduce RF interference thereby increasing the efficiency of the wireless service provider's network.

        Powerwave manufactures both single channel and multi-channel amplifiers, with a primary focus on multi-channel products. Multi-channel amplifiers integrate the functions of several power amplifiers and cavity filters within a single unit, thereby reducing service providers equipment and maintenance costs and space requirements while providing increased call capacity. The Company's products are currently being utilized in cellular base stations in both digital and analog-based networks and the Company has recently delivered initial prototype units for personal communications services ("PCS") networks. The Company's products support a wide range of digital and analog transmission protocols including CDMA, TDMA, GSM, FHMA, AMPS and TACS. The Company also produces power amplifiers for the specialized mobile radio ("SMR") market, which is characterized as a two-way radio market with devices commonly utilized by police and emergency personnel and the business dispatch marketplace. The Company also manufactures air-to-ground amplifiers used both in ground stations and in commercial aircraft to amplify telephone transmissions between airline passengers and ground-based network systems.

        The Company began selling RF power amplifiers for use in analog wireless networks in 1985. In 1995, the Company began selling multi-channel ultra-linear amplifiers for installation in digital cellular base stations in South Korea, and the Company believes that it is the leading supplier of amplifiers to the South Korean market. South Korea is experiencing rapid economic development and is one of the first countries to begin the process of installing a nationwide digital cellular network. The Company's customers in the South Korean market include Hyundai Electronics Industries Co. ("Hyundai"), LG Information & Communications, Ltd. ("LGIC") and Samsung Electronics Co. Ltd. ("Samsung"). The Company also sells amplifiers domestically to numerous wireless equipment suppliers, including ADC Kentrox Industries, Inc., AirNet Communications Corp., In-Flight Phone Corp., Metawave Communications Corporation and Phoenix Wireless Group, Inc.

        The worldwide wireless communications market, which consists of cellular, PCS, SMR, paging, air to ground and other applications, has experienced significant growth in recent years. The growth in wireless communications is largely attributable to increased affordability in consumer equipment, such as cellular phones and pagers, more comprehensive service coverage at lower prices and technological advancements which have resulted in improved transmission quality and reliability. International growth has also been driven by the build-out of cellular networks, including those designed to serve as primary telephone systems in part due to inadequacies in existing wireline infrastructures. As demand continues to grow for wireless communications, many service providers either are switching from analog networks to digital networks, which provide for a greater number of transmissions and increased call quality over the same range of existing frequencies, or are further upgrading the capacity of their existing analog networks.

        Consumer demand for additional services, combined with capacity constraints and other limitations of cellular networks, has also led to the development of PCS, another form of wireless communications which utilizes a higher frequency range and lower power than traditional cellular services. It is anticipated that PCS applications will include voice communication, personal messaging, mobile facsimile transmission and wireless computer networking. The continued growth of wireless communications networks throughout the world along with continued upgrading of existing analog systems is expected to result in increased demand for wireless network infrastructure equipment, such as the ultra-linear RF power amplifiers manufactured by the Company.

        The Company's strategic objective is to be the leading third-party supplier of high performance RF power amplifiers for use in both digital and analog wireless networks worldwide. The Company's strategy includes the following key elements: (i) provide leading technology to the RF amplifier industry; (ii) leverage its position as a leading multi-channel amplifier supplier; (iii) expand relationships with leading original equipment manufacturers ("OEMs"); (iv) develop and market amplifier products for PCS networks; (v) maintain its commitment to quality, reliability and manufacturability; and (vi) increase Powerwave's involvement in its customer product development process. The Company intends to pursue each of these elements of its strategy by focusing its core strengths on the global wireless communications market.

        The Company was incorporated in Delaware in January 1985 under the name Milcom International, Inc. and changed its name to Powerwave Technologies, Inc. in June 1996. The Company's headquarters and principal place of business is located at 2026 McGaw Avenue, Irvine, California 92614, and its telephone number is (714) 757-0530.

                                  The Offering
Common Stock offered by the Company............... 1,800,000 shares

Common Stock offered by the Selling Shareholder... 300,000 shares
Common Stock to be outstanding after the Offering. 15,862,500 shares(1)(2)
Use of proceeds................................... The net proceeds of the
                                                   Offering will be used for
                                                   capital expenditures, working
                                                   capital, new product
                                                   development and other general
                                                   corporate purposes. See "Use
                                                   of Proceeds."
Proposed Nasdaq National Market symbol............ PWAV

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

                                                   Year Ended December 31,               Nine Months Ended
                                            ----------------------------------    September 30,      September 29,
                                               1993          1994       1995          1995              1996
                                            -----------  ------------  -------  ----------------  -----------------

Statement of Operations Data:
 Net sales................................     $ 8,717       $22,861   $36,044        $22,384           $43,594
 Cost of sales............................       6,567        14,466    22,713         14,554            25,371
 Gross profit.............................       2,150         8,395    13,331          7,830            18,223
 Operating expenses:
  Sales and marketing.....................         387           570     1,557          1,013             3,315
  Research and development................         581         1,433     2,252          1,401             4,033
  General and administrative..............         559         1,518     1,958          1,288             2,004
 Total operating expenses.................       1,527         3,521     5,767          3,702             9,352
 Operating income.........................         623         4,874     7,564          4,128             8,871
 Other income (expense)...................          (5)          (20)       32             --               333
 Income before income taxes...............         618         4,854     7,596          4,128             9,204
 Provision for income taxes...............         267         1,908     3,116          1,694             3,774
 Net income...............................     $   351       $ 2,946   $ 4,480        $ 2,434           $ 5,430
 Pro forma net income per share (2).......                                $.30                             $.36
 Pro forma weighted average
  common shares...........................                              14,910                           14,910

                                                                                 September 29, 1996
                                                              --------------------------------------------------------
Balance Sheet Data:                                              Actual          Pro Forma(2)      As Adjusted(2)(3)
                                                              ------------     ----------------  ---------------------
Working capital.....................................          $    11,197        $     12,547      $     31,685
Total assets........................................               25,060              25,060            44,198
Long-term debt......................................                   41                  41                41
Total shareholders' equity (deficit)................                  503              16,351            35,489

------------------

(1) Excludes 1,823,179 shares of Common Stock issuable upon exercise of outstanding stock options as of September 29, 1996 at a weighted average exercise price of $3.31 per share. Under an agreement with the Company, certain shareholders have agreed that, once the Company has issued an initial 1,170,000 shares of Common Stock under the 1995 Stock Option Plan, any additional shares issued under that Plan upon an option exercise will be coupled with a pro rata redemption from those shareholders of an equal number of shares at a redemption price equaling the option exercise price. See "Capitalization" and "Management -- 1995 Stock Option Plan."
(2) Gives effect to the conversion of 3,375,900 shares of Series A
    Convertible Preferred Stock into 5,063,850 shares of Common Stock upon the closing of the Offering and the reversal of accrued dividends payable thereon. See Note 2 of notes to the consolidated financial statements, "Capitalization," "Description of Capital Stock" and "Management--1995 Stock Option Plan."
(3) Adjusted to reflect the sale by the Company of 1,800,000 shares of Common Stock at an assumed initial public offering price of $12.00 per share and the application of the estimated net proceeds therefor. See "Use of Proceeds," "Capitalization" and "Selected Financial Data."

    Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." Except for the consolidated financial statements and as otherwise noted, all information in this Prospectus has been adjusted to give effect to (i) the conversion of all outstanding shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") into Common Stock and the reversal of accrued dividends payable thereon and (ii) a three-for-two stock split of the outstanding shares of Common Stock, each of which will occur prior to or upon completion of the Offering. See "Capitalization" and "Description of Capital Stock."

                                 RISK FACTORS

       In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus.

     Customer Concentration

       A small number of customers account for a substantial majority of the Company's net sales. Although the Company is attempting to expand its customer base, the Company expects that a limited number of customers will continue to represent a substantial portion of the Company's net sales for the foreseeable future. The Company believes that its future success depends upon its ability to broaden its customer base. The Company's four largest customers include, in alphabetical order, Hyundai, In-Flight Phone Corp. ("In-Flight"), LGIC and Samsung. For the nine months ended September 29, 1996, these customers, each of which accounted for more than 10% of the Company's net sales, accounted for approximately 81% of the Company's net sales in the aggregate. Hyundai, LGIC and Samsung currently purchase products for implementation in the South Korean digital cellular telephone network. The Company expects that sales to these customers of products for use in the South Korean cellular network will decline as that network nears completion, which is expected to occur in the next one to two years. See "--Reliance upon South Korean Market and Growth of Wireless Services Market." In-Flight purchases the Company's products for implementation in an air-to-ground wireless network. As this network has been substantially completed, the Company expects sales to In-Flight to decrease significantly in future periods. Sales of power amplifiers to wireless infrastructure equipment suppliers are expected to continue to account for a substantial majority of the Company's product sales. A limited number of large OEMs account for a majority of RF power amplifier purchasers in the wireless infrastructure market, and the Company's success will be dependent upon its ability to establish and maintain relationships with these types of customers. There can be no assurance that a major customer will not reduce, delay or eliminate its purchases from the Company, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, major customers also have significant leverage and may attempt to change the terms, including pricing, upon which the Company and such customers do business, thereby adversely affecting the Company's business, results of operations and financial condition. Further, one or more of these customers may determine to manufacture amplifiers internally thus reducing or eliminating its purchases from the Company and possibly becoming a direct competitor of the Company. See "--Internal Amplifier Production Capabilities of OEMs." As a result, the Company's success will depend on its ability to expand its customer base and, in particular, to successfully market its products to OEMs for wireless networks.

       The Company currently sells to its major customers under purchase orders which are usually placed with short delivery requirements, although the Company is attempting to negotiate long-term supply agreements with these customers. As such, while the Company receives periodic order forecasts from its major customers, such customers have no obligation to purchase the forecasted amounts. Nonetheless, the Company maintains significant work-in-progress and raw materials inventory as well as maintaining increased levels of technical production staff to meet order forecasts. To the extent its major customers purchase less than the forecasted amounts, the Company will have higher levels of inventory than otherwise needed, increasing the risk of obsolescence, and the Company will have increased levels of production staff to support such forecasted orders. Such higher levels of inventory and increased employee levels would reduce the Company's liquidity and could have a material adverse effect on the Company's results of operations and financial condition. In addition, in the event the Company's major customers desire to purchase products in excess of the forecasted amounts, the Company may not have sufficient inventory or manufacturing capacity to fill such increased orders, which could have a material adverse effect on the Company's relationships and future business with its customers.

     Reliance upon South Korean Market and Growth of Wireless Services Market

       Three of the Company's customers, Hyundai, LGIC and Samsung, collectively accounted for approximately 69% of the Company's net sales for the first nine months of 1996 and are expected to account for a higher percentage of sales during the remainder of 1996. These customers supply equipment for implementation in the South Korean digital cellular telephone network. The delay or termination of the South Korean digital cellular telephone network could have a material adverse effect on the Company's business, results of operation and financial condition. In addition, the Company believes that the South Korean digital cellular network is more than 50% completed and the buildout phase of this network will be completed over the next two years. Accordingly, the Company's sales related to that network are anticipated to decrease significantly over the same time period.

       During fiscal 1995 and the first nine months of 1996, Hyundai, LGIC and Samsung purchased multi-channel linear RF power amplifiers for installation in the buildout of the South Korean digital cellular network. These customers also have begun marketing wireless infrastructure equipment for installation in networks outside of the South Korean market. There can be no assurance that such customers will be successful in obtaining new business outside of South Korea or that, if successful, they will continue to purchase amplifiers from the Company. Any significant decrease in the Company's sales of amplifiers to these customers, without an offsetting increase in sales to other customers, would have a material adverse effect on the Company's business, results of operations and financial condition.

       A substantial majority of the Company's revenues are derived from the sale of RF power amplifiers for wireless communications networks, and the future success of the Company depends to a considerable extent upon the continued growth and increased availability of cellular and other wireless communications services, including PCS, in the United States and internationally. There can be no assurance that either subscriber use or the implementation of wireless communications services will continue to grow, or that such factors will create demand for the Company's products. The Company believes that continued growth in the use of wireless communications services depends on significant reductions in infrastructure capital equipment cost per subscriber and corresponding reductions in wireless service pricing. While the Federal Communications Commission ("FCC") has recently adopted regulations requiring local phone companies to reduce the rates charged to cellular carriers for connection to their wireline networks, it is anticipated that wireless service rates will remain higher than rates charged by traditional wireline companies. In addition, the growth of the wireless communications market is dependent upon both developed countries, such as the United States, allowing continued deployment of new networks and foreign countries deploying wireless communications networks as opposed to constructing wireline infrastructures. Such foreign countries or local government authorities may decline to construct wireless communications systems, place moratoriums on building base stations or terminate or delay construction of such systems for a variety of reasons, including environmental issues, political unrest, economic downturns, the availability of favorable pricing for other communications services or the availability and cost of related equipment, in which event demand for the Company's products will be similarly reduced or delayed, which would materially adversely affect the Company's business, results of operations and financial condition.

     Fluctuations in Quarterly Results

       The Company experiences, and expects to continue to experience, significant fluctuations in sales and operating results from quarter to quarter. Quarterly results fluctuate due to a number of factors, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. In particular, the Company's quarterly results of operations can vary due to the timing, cancellation, or rescheduling of customer orders and shipments; variations in manufacturing capacities, efficiencies and costs; the availability and cost of components; the timing, availability and sale of new products by the Company; changes in the mix of products having differing gross margins; warranty expenses; changes in average sales prices; long sales cycles associated with the Company's products; and variations in product development and other operating expenses. The Company's quarterly revenues are also affected by volume discounts given to certain customers for large volume purchases over a given period of time. In addition, the Company's quarterly results of operations are influenced by competitive factors, including pricing, availability and demand for the Company's and competing amplification products. A large portion of the Company's expenses are fixed and difficult to reduce in a short period of time. If net sales do not meet the Company's expectations, the Company's fixed expenses would exacerbate the effect of such net sales shortfall. Furthermore, announcements by the Company or its competitors regarding new products and technologies could cause customers to defer purchases of the Company's products. In addition, while the Company receives periodic order forecasts from its major customers, such customers have no binding obligation to purchase the forecasted amounts. See "--Customer Concentration." Order deferrals and cancellations by the Company's customers, declining average sales prices, delays in the Company's introduction of new products and longer than anticipated sales cycles for the Company's products have in the past adversely affected the Company's quarterly results of operations. There can be no assurance that the Company will not experience such effects in the future.

       Due to the foregoing factors, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. There can be no assurance that the Company will maintain its current profitability in the future or that future revenues and operating results will not be below the expectations of public market analysts and investors. In either case, the price of the Company's Common Stock could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Competition

       The wireless communications infrastructure equipment industry is extremely competitive and is characterized by rapid technological change, new product development and product obsolescence, evolving industry standards and significant price erosion over the life of a product. The principal elements of competition in the Company's market include performance, functionality, reliability, pricing, quality, the ability to design products which can be efficiently manufactured in volume production, time-to-market delivery capabilities and standards compliance. While the Company believes that overall it competes favorably with respect to the foregoing elements, there can be no assurance that it will be able to continue to do so.

       Currently, the Company competes primarily with Avantek (a division of Hewlett Packard), M/A-COM, Inc. (a subsidiary of AMP, Inc.), Microwave Power Devices, Inc. and Spectrian Corporation, in addition to the amplifier manufacturing operations captive within certain of the leading wireless infrastructure OEMs. Certain of the Company's current and potential competitors have significantly greater financial, technical, manufacturing, sales, marketing and other resources than the Company and have achieved greater name recognition for their existing products and technologies than has the Company.

       The Company's success depends in part upon the rate at which OEM customers incorporate the Company's products into their systems. The Company believes that a substantial portion of the present worldwide production of amplifiers is captive within the internal manufacturing operations of a small number of wireless infrastructure OEMs and that these amplifiers are offered for sale as part of their wireless systems. These OEMs include, among others, LM Ericsson Telephone Company ("Ericsson"), Lucent Technologies Incorporated ("Lucent"), Motorola Corporation ("Motorola"), Nokia Corporation ("Nokia") and Northern Telecom Limited ("Nortel"). In addition, Samsung, a significant customer of the Company, manufactures power amplifiers in addition to purchasing such components from the Company. The Company believes that these OEMs, as well as other customers of the Company, continuously evaluate whether to manufacture their own RF power amplifiers rather than purchase them from third-party vendors such as the Company. These and other large manufacturers of wireless infrastructure equipment could also determine to offer and sell their power amplifiers to other OEMs or customers of the Company and compete directly with the Company. In addition, these or other OEMs may enter into joint ventures or strategic relationships with the Company's competitors, in which event the Company's ability to sell products to such OEMs could be reduced or eliminated.

       The Company has experienced significant price competition and expects price competition in the sale of RF power amplifiers to increase. No assurance can be given that the Company's competitors will not develop new technologies or enhancements to existing products or introduce new products that will offer superior price or performance features. The Company expects its competitors to offer new and existing products at prices necessary to gain or retain market share. Certain of the Company's competitors have substantial financial resources, which may enable them to withstand sustained price competition or a downturn in the market. There can be no assurance that the Company will be able to compete successfully in the pricing of its products, or otherwise, in the future. See "Business -- Competition."

     Rapid Technological Change; Dependence on New Products

       The markets in which the Company and its customers compete are characterized by rapidly changing technology, evolving industry standards and communications protocols, and continuous improvements in products and services. The Company's future success depends on its ability to enhance its current products and to develop and introduce in a timely manner new products that keep pace with technological developments, industry standards and communications protocols, compete effectively on the basis of price and performance, adequately address OEM customer and end-user customer requirements and achieve market acceptance. The Company believes that to remain competitive in the future it will need to continue to develop new products, which will require the investment of significant financial resources in new product development. In this regard, in anticipation of the deployment of PCS, the Company has invested significant resources in developing RF power amplifiers for PCS networks. There can be no assurance that the development of PCS networks will not be delayed or that the Company's PCS-based products will be fully developed in time to be accepted for use in PCS networks. There also can be no assurance that the Company's PCS-based products, if developed, will achieve market acceptance, or be capable of being manufactured at competitive prices in sufficient volumes. In the event the Company's PCS-based products are not timely deployed or do not gain market acceptance, the Company's business, results of operations and financial condition could be materially adversely affected.

       The Company introduced a second-generation multi-channel linear RF power amplifier for cellular base stations in August 1996 and intends to introduce a new amplifier for PCS networks in the fourth quarter of 1996. Delays in commencement of commercial shipments of these products may result in customer dissatisfaction and delay or loss of product revenues, which could have a material adverse effect on the Company's business, results of operations and financial condition. No assurance can be given that the Company's product development efforts will be successful, that its new products will achieve customer acceptance or that its customers' products and services will achieve market acceptance. If a significant number of development projects do not result in manufacturable new products or product enhancements within anticipated time-frames, the Company's business, results of operations and financial condition could be materially adversely affected. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development, introduction or deliveries, could result in a loss of competitiveness and reduced net sales. While the Company maintains an active development program to attempt to improve its product offerings, there can be no assurance that such efforts will be successful or that other companies or institutions will not develop and commercialize products based on new technologies that are superior in performance or cost-effectiveness to the Company's products. There also can be no assurance that the Company's products will not be rendered obsolete by the introduction and acceptance of new communications protocols.

     Proprietary Technology; Risk of Third-Party Claims of Infringement

       The Company relies primarily upon trade secrets to protect its intellectual property. The Company generally enters into confidentiality and non-disclosure agreements with its employees and limits access to and distribution of its proprietary information. In addition, the Company has applied for a U.S. patent for its proprietary implementation of feedforward technology and regularly examines various aspects of its technology for possible patent applications. The Company believes that its success depends upon the knowledge and experience of its management and technical personnel and its ability to market its existing products and to develop new products.

       The Company's ability to compete successfully and achieve future revenue growth will depend, in part, on its ability to protect its proprietary technology and operate without infringing upon the rights of others. There can be no assurance that these measures will successfully protect the Company's intellectual property or that the Company's intellectual property or proprietary technology will not otherwise become known or be independently developed by competitors. In addition, the laws of certain countries in which the Company's products are or may be sold may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. The inability of the Company to protect its intellectual property and proprietary technology could have a material adverse effect on its business, results of operations and financial condition. As the number of patents, copyrights and other intellectual property rights in the Company's industry increases, and as the coverage of these rights and the functionability of the products in the market further overlap, the Company believes that its products may increasingly become the subject of infringement claims. The Company may in the future be notified that it is infringing upon certain patent or other intellectual property rights of others. Although the Company has not received any such notification to date and there are no pending or threatened intellectual property lawsuits against the Company, there can be no assurance that such litigation or infringement claims will not occur in the future. Such litigation or claims could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, results of operations and financial condition. A third party claiming infringement may also be able to obtain an injunction or other equitable relief, which could effectively block the ability of the Company or its customers to distribute, sell or import into the United States allegedly infringing products. If it appears necessary or desirable, the Company may seek licenses under patents or other rights from third parties covering intellectual property that the Company is allegedly infringing. No assurance can be given, however, that any such licenses could be obtained on terms acceptable to the Company, if at all. The failure to obtain the necessary licenses or other rights could have a material adverse effect on the Company's business, results of operations and financial condition.

     Risks of Doing Business in International Markets

       For the fiscal years 1993, 1994 and 1995 and the nine months ended September 29, 1996, international revenues accounted for approximately 8%, 9%, 67% and 73%, respectively, of the Company's net sales. The Company expects that international revenues will continue to account for a significant percentage of the Company's net sales for the foreseeable future. As a result, the Company is subject to various risks, including a greater difficulty of administering business globally, compliance with multiple and potentially conflicting regulatory requirements such as export requirements, tariffs and other barriers, differences in intellectual property protections, health and safety requirements, difficulties in staffing and managing foreign operations, longer accounts receivable cycles, currency fluctuations, repatriation of earnings, export control restrictions, overlapping or differing tax structures, political and economic instability and general trade restrictions. If any of these risks materializes, it could have a material adverse effect on the Company's business, results of operations and financial condition. In particular, a large portion of the Company's existing customers and potential new customers are servicing new markets in developing countries that may deploy wireless communication networks as an alternative to the construction of a wireline infrastructure. Such countries may decline to construct wireless communication systems, or construction of such systems may be delayed for a variety of reasons, including business and economic conditions and changes in economic stability due to factors such as increased inflation and political turmoil. In recent years, a majority of the Company's net sales resulted from the sale of products to a small number of companies in South Korea, where future sales may be dependent upon continuing favorable trade relations with the United States and a lack of political conflicts with North Korea. Any significant change in United States trade relations or the economic or political stability of foreign locations in which the Company sells its products could have a material adverse effect on the Company's business, results of operations and financial condition.

       The Company's foreign sales are generally invoiced in U.S. dollars and, accordingly, the Company does not currently engage in foreign currency hedging transactions. However, as the Company continues to expand its international operations, the Company may be paid in foreign currencies and exposure to losses in foreign currency transactions may increase. The Company may choose to limit such exposure by the purchase of forward foreign exchange contracts or similar hedging strategies. There can be no assurance that any currency hedging strategy would be successful in avoiding exchange-related losses. In addition, if the relative value of the U.S. dollar in comparison to the currency of the Company's foreign customers should increase, the resulting effective price increase of the Company's products to such foreign customers could result in decreased sales which could have a material adverse impact on the Company's business, results of operations and financial condition.

     Internal Amplifier Production Capabilities of OEMs

       Many of the leading wireless telecommunications infrastructure equipment manufacturers internally manufacture their own RF power amplifiers and the Company believes that its existing customers continuously evaluate whether to manufacture their own amplifiers. In the event that such customers decide to increase or shift completely to the internal manufacture of amplifiers, such customers could eliminate or reduce their purchases of the Company's products. There can be no assurance that the Company's current customers will continue to rely, or expand their reliance, on the Company as an external source of supply for their RF power amplifiers, or that other wireless telecommunications OEMs such as Lucent, Ericsson, Motorola, Nokia and Nortel will become and remain customers of the Company. OEMs with internal manufacturing capabilities could also sell amplifiers externally to other OEMs, thereby competing directly with the Company. In addition, even if the Company were successful in selling its products to these OEMs, it is anticipated that such OEMs would demand price and other concessions based on their ability to manufacture amplifiers internally. While the Company attempts to negotiate long-term supply contracts with its customers, there can be no assurance that it will be able to enter into such contracts on terms that are acceptable to the Company, if at all, or that contracts will not be terminated on short notice. Any significant loss of sales to current customers, not offset by sales to other customers, would have a material adverse effect on the Company's business, results of operations and financial condition.

       The Company's customers and other wireless telecommunications infrastructure equipment manufacturers are protective of their intellectual property, which may contribute to certain manufacturers deciding to not seek RF power amplifiers from external sources. While the Company takes measures to ensure the confidentiality of intellectual property disclosed to the Company by its customers or developed by the Company for such customers, the appearance of a close working relationship with a particular customer may adversely affect the Company's ability to establish or maintain a relationship with, or sell products to, competitors of the particular customer. If, for any reason, the Company's major customers decide to produce their RF power amplifiers internally, the Company's business, results of operations and financial condition could be materially adversely affected.

     Declining Average Sales Prices

       The Company has experienced, and expects to continue to experience, declining average sales prices for its products. Wireless infrastructure OEMs have come under increasing price pressure from cellular service providers, which in turn has resulted in downward pricing pressure on the Company's products. In addition, competition among third-party suppliers has increased the downward pricing pressure on the Company's products. Since wireless infrastructure OEMs frequently negotiate supply arrangements far in advance of delivery dates, the Company must often commit to price reductions for its products before it knows how, or if, cost reductions can be obtained. In addition, average sales prices are affected by price discounts negotiated for large volume purchases by certain customers over a given period of time. To offset declining average sales prices, the Company believes that in the near term it must achieve manufacturing cost reductions, and in the longer term the Company must develop new products that incorporate advanced features and can be manufactured at lower cost or sold at higher average sales prices. If, however, the Company is unable to achieve such cost reductions or product improvements, the Company's gross margins could decline, and such decline could have a material adverse effect on the Company's business, results of operations and financial condition.

     No Assurance of Product Manufacturability, Quality or Reliability

       Manufacturing the Company's products is an extremely complex process and requires significant time and expertise to tune the products to meet customers' specifications. The ability of the Company to cost-effectively manufacture its RF power amplifier products in volume is substantially dependent upon the Company's ability to tune these products to meet specifications in an efficient manner. In this regard, the Company is dependent upon its staff of trained technicians. If the Company is unable to design its products to minimize the manual tuning process or if the Company were unable to attract additional trained technicians or were to lose the services of a number of its trained technicians, the Company's business, results of operations and financial condition would be materially adversely affected. In addition, the Company has in the past and may from time to time in the future experience quality problems with its products. The Company has been required to replace certain components in certain of its products in the past in accordance with warranty provisions under which the products were sold. If such problems were to reoccur, the Company could experience increased costs, delays in or cancellations or rescheduling of orders or deliveries and product returns, any of which could damage relationships with current customers and have a material adverse effect on the Company's business, results of operations and financial condition. Such quality problems could also damage relationships with prospective customers and, in particular, could limit the Company's ability to market its products to larger OEMs, many of which manufacture power amplifiers internally. See "--Internal Amplifier Production Capabilities of OEMs."

     Management of Growth; Dependence Upon Key Personnel

       The growth in the Company's business has placed, and is expected to continue to place, a significant strain on the Company's management and operations. The Company's ability to compete effectively and to manage future expansion of its operations, if any, will require the Company to continue to improve its financial and management controls, reporting systems and procedures on a timely basis and effectively expand, train and manage its work force. In particular, the Company must carefully manage production and inventory levels to meet increasing product demand and new product introductions. Inaccuracies in demand forecasts in the environment in which the Company operates can quickly result in either insufficient or excessive inventories and disproportionate overhead expenses. The Company plans to expand the geographic scope of its customer base and operations. The Company also is in the process of implementing a number of new financial and management controls, reporting systems and procedures. In addition, many members of the Company's senior management have recently joined the Company. The Company's President and Chief Executive Officer joined the Company in February 1996, its Executive Vice President joined in April 1996, its Vice President, Finance and Chief Financial Officer joined in June 1996, and its Vice President, Engineering joined in July 1996. In addition to its senior management, the Company has recently hired a significant number of employees, including engineers, production technicians and sales and marketing employees, and plans to further increase its total employee base. In the event that the Company's new personnel are unable to work effectively as a team or achieve desired levels of production, the Company's business, results of operations and financial condition could be materially adversely affected. There can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its business. The Company's failure to manage growth effectively would have a material adverse effect on the Company's business, operating results and financial condition. See "Management."

       Due to the specialized nature of the Company's business, the Company is highly dependent on the continued services of, and on its ability to attract and retain, qualified technical, marketing and managerial personnel. Competition for such personnel is intense, and the loss of any of such persons, as well as the failure to recruit and train additional technical personnel in a timely manner, could have a material adverse effect on the Company's business, results of operation and financial condition. In particular, the Company's success is dependent upon the services of Alfonso G. Cordero, a founder of the Company and its Chairman of the Board of Directors, and Ki Y. Nam, Vice President, New Business Development. The loss of their services would materially adversely affect the Company.

     Dependence on Single Sources for Key Components

       The Company currently procures certain components from single source manufacturers due to unique component designs as well as certain quality and performance requirements. In addition, in order to take advantage of volume pricing discounts, the Company purchases certain customized components for its power amplifiers from single sources. If such single-sourced components were to become unavailable or were to become unavailable on terms satisfactory to the Company, the Company would be required to purchase comparable components from other sources and "retune" its products to function properly with the replacement components or to redesign its products to use other components, either of which could result in a disruption of the Company's production facility and delays in production and delivery. If for any reason the Company could not obtain comparable replacement components from other sources or could not expeditiously retune its products to operate with the replacement components, or redesign its products to use other components, the Company's business, results of operation and financial condition could be adversely affected. In addition, if the Company were unable to obtain sufficient quantities of components used in the manufacture of its RF power amplifiers, resulting delays or reductions in product shipments could occur and could have a material adverse effect on the Company's business, results of operations and financial condition, including a material adverse effect on the Company's relationships with its customers.

     Risks Associated with Developing Technologies; Product Liability

       If wireless telecommunications systems or other systems or devices that rely on or incorporate the Company's products are determined, perceived or alleged to create a health risk, the Company could be named as a defendant, and held liable, in product liability lawsuits commenced by individuals alleging that the Company's products harmed them. The occurrence of any of such events could have a material adverse effect on the Company's business, results of operations and financial condition. Any alleged health or environmental risk could also lead to a delay or prohibition against the installation of wireless networks which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, an inability to maintain insurance at an acceptable cost or to otherwise protect against potential product liability could inhibit the commercialization of the Company's products and have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the installation of base stations for wireless networks may be delayed or prohibited by various environmental regulations. Any such delay or prohibition would have a material adverse effect on the Company's business, results of operations and financial condition.

     Environmental Regulations

       The Company is subject to a variety of local, state and federal governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture the Company's products. Certain of the Company's products are also subject to regulation of emissions by the FCC and similar government agencies. The Company believes that it is currently in compliance in all material respects with such regulations and that it has obtained all necessary environmental permits and licenses to conduct its business. The failure to comply with current or future regulations could result in the imposition of substantial fines on the Company, suspension of production, alteration of its manufacturing processes or cessation of operations. Corrective action could require the Company to acquire expensive remediation equipment or to incur substantial expenses. Any failure by the Company to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous or toxic substances, could subject the Company to significant liabilities, including joint and several liability under certain statutes. The imposition of such liabilities could materially adversely affect the Company's business, results of operations and financial condition. In addition, the installation of base stations by wireless service providers may be delayed or restricted by various environmental regulations, land use restrictions and zoning ordinances. Any such delay or restriction could have a material adverse effect on the Company' business, results of operations and financial condition.

     Government Regulation of Communications Industry

       Radio frequency transmissions and emissions, and certain equipment used in connection therewith, are regulated in the United States, Canada and internationally. Regulatory approvals generally must be obtained by the Company in connection with the manufacture and sale of its products, and by the Company's customers to operate the Company's products. The FCC has proposed new regulations that would impose more stringent radio frequency emissions standards on the communications industry. There can be no assurance that if such proposed regulations are adopted, the Company and its customers will not be required to alter the manner in which radio signals are transmitted or otherwise alter the equipment transmitting such signals, which could materially adversely affect the Company's products and markets. The Company is also subject to regulatory requirements in international markets where the Company is less prominent than local competitors and has less opportunity to influence regulatory and standards policies. The enactment by federal, state, local or international governments of new laws or regulations or a change in the interpretation of existing regulations could adversely affect the market for the Company's products. Although recent deregulation of international communications industries along with recent radio frequency spectrum allocations made by the FCC have increased the potential demand for the Company's products by providing users of those products with opportunities to establish new PCS networks, there can be no assurance that the trend toward deregulation and current regulatory developments favorable to the promotion of new and expanded wireless services will continue or that other future regulatory changes will have a positive impact on the Company. The increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards for such products, generally following extensive investigation and deliberation over competing technologies. The delays inherent in this governmental approval process have in the past caused, and may in the future cause, the cancellation, postponement or rescheduling of the installation of communications systems by the Company's customers. These delays could have a material adverse effect on the Company's business, results of operations and financial condition.

     Legal Proceedings

       On October 4, 1996, Mr. Ernest Johnson, a shareholder of the Company, filed suit against the Company and certain of the other shareholders of the Company in the Superior Court of Orange County, California. Mr. Johnson claims that, in contravention of an alleged agreement, the Company and certain other shareholders, including Alfonso Cordero, engaged in certain transactions which improperly diluted his ownership interest in the Company to below five percent. In particular, Mr. Johnson claims that in 1992 the Company wrongfully failed to give him notice of a purported right to purchase approximately 488,250 shares of the Company's Common Stock then being sold by a third party at a purchase price of approximately $.005 per share, as adjusted for stock splits, and, as a result, such shares were then purchased by certain other shareholders of the Company. Mr. Johnson also alleges that the Company wrongfully failed to allow him to participate in various real property transactions involving the Company and certain of its shareholders. Mr. Johnson seeks unspecified monetary damages and costs as well as equitable remedies, including an order entitling him to the 488,250 shares and an accounting of the proceeds arising out of the real property transactions. Mr. Johnson also seeks punitive damages. Although the Company believes Mr. Johnson's claims are without merit and it is too early to determine the ultimate outcome of such suit, the Company intends to contest vigorously any action against the Company. There can be no assurance as to the eventual outcome of such actions. Any issuance of shares by the Company as a result of Mr. Johnson's claims would have a dilutive effect on the per share net tangible book value of the Company. See "Dilution." Any determination against the Company in the litigation or the settlement of such claims could have a material adverse effect on the Company's business, results of operation and financial condition. See "Business--Legal Proceedings."

     Possible Volatility of Stock Price

       The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies, and the market prices for securities of technology companies have been especially volatile. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. Factors such as fluctuations in the Company's results of operations, failure of such results of operations to meet the expectations of stock market analysts and investors, change in stock market analyst recommendations regarding the Company, timing and announcements of technological innovations or new products by the Company or its competitors, developments with respect to patents and proprietary rights, timing and announcements of developments related to the Company's customers, results of operations of certain of the Company's competitors, government regulation, political instability in countries in which the Company sells its products, changes in the wireless communications industry generally and general market conditions may have a significant adverse effect on the market price of the Common Stock.

     Future Capital Requirements

       The Company's future capital requirements will depend upon many factors, including the development of new wireless communications networks, the establishment and maintenance of adequate manufacturing facilities, the success of the Company's research and development efforts, the expansion of the Company's sales and marketing efforts and the status of competitive products. The Company believes that the net proceeds from the Offering, together with existing cash balances and funds expected to be generated from operations, financings through equipment lease transactions and available lines of credit will be adequate to fund its operations for at least the 12 months following the Offering. There can be no assurance, however, that the Company will not require additional financing during such time. Further, there can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to the existing shareholders could result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate its research and development or manufacturing programs or obtain funds through arrangements with partners or others that may require the Company to relinquish rights to certain of its technologies or potential products or other assets. Accordingly, the inability to obtain or difficulty in obtaining such financing could have a material adverse effect on the Company's business, results of operation and financial condition.

     Control by Directors, Officers and Affiliated Entities

       The Company's directors, officers and entities affiliated with them will, in the aggregate, beneficially own approximately 77% of the Company's outstanding Common Stock following the completion of the Offering. These shareholders, if acting together, would be able to control substantially all matters requiring approval by the shareholders of the Company, including the election of directors and the approval of mergers or other business combination transactions. Such concentration of ownership could discourage or prevent a change in control of the Company. See "Principal and Selling Shareholders."

     No Prior Public Trading Market

       Prior to the Offering there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. The initial public offering price, which will be established by negotiations between the Company and the representatives of the Underwriters, may not be indicative of prices that will prevail in the trading market. See "Underwriting."

     Effect of Certain Charter and Bylaw Provisions

       Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. The Company's Amended and Restated Certificate of Incorporation allows the Company to issue up to 5,000,000 shares of currently undesignated Preferred Stock, to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed on any unissued series of that Preferred Stock, and to fix the number of shares constituting any such series and the designation of such series, without any vote or future action by the shareholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to the rights of the Common Stock. The Amended and Restated Certificate of Incorporation also eliminates the ability of shareholders to call special meetings. The Company's Amended and Restated Bylaws require advance notice to nominate a director or take certain other actions. Such provisions may make it more difficult for shareholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company.
     In addition, the Company has not elected to be excluded from the provisions of Section 203 of the Delaware General Corporation Law, which imposes certain limitations on transactions between a corporation and "interested" shareholders, as defined in such provisions. See "Description of Capital Stock."

     Adverse Impact of Shares Eligible for Future Sale

       Sales of Common Stock (including Common Stock issued upon the exercise of outstanding options) in the public market after the Offering could materially adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems acceptable, or at all. Upon the completion of the Offering, the Company will have 15,862,500 shares of Common Stock outstanding. Of these outstanding shares of Common Stock, the 2,100,000 shares sold in the Offering will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining shares of Common Stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act, and were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These restricted shares may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144, 144(k) or 701 under the Securities Act. All officers, directors and existing shareholders have agreed, pursuant to certain lock-up agreements, that they will not offer, sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. Furthermore, all option holders are precluded from selling any shares issuable to them through the exercise of options for a 180-day lock period, under the terms of such options. As a result of the lock-up agreements, no shares of Common Stock will become available for sale in the public market under either Rule 144 or 144(k). Upon expiration of the lock-up agreements, approximately 1,688,366 shares of Common Stock held by existing shareholders will be eligible for sale without restriction pursuant to Rule 144(k), and approximately 7,310,281 shares held by existing shareholders will be eligible for sale subject to the volume and other restrictions of Rule 144 and Rule 701. It is anticipated that approximately 476,761 shares of Common Stock issuable upon exercise of currently outstanding options will become eligible for sale in the public market upon the expiration of the lock-up under the terms of such options, which expiration shall occur 180 days after the closing of the Offering. The Securities and Exchange Commission has recently proposed reducing the initial Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modification will have a material effect on the time when shares of the Company's Common Stock become eligible for resale. Following completion of the Offering, 13,650,000 shares will be entitled to certain demand and piggyback registration rights upon termination of lock-up agreements. Any exercise of these registration rights may cause the Company to incur substantial expense, could impair the Company's ability to raise capital through the sale of its equity securities and, if sold, could have an adverse effect on the market price of the Common Stock. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

     Broad Discretion of Management to Allocate Offering Proceeds

       The Company expects to utilize the net proceeds from the Offering to fund capital expenditures, working capital, new product development and other general corporate purposes. The Company may use a portion of the net proceeds for acquisition businesses. There are currently no acquisitions either planned or under consideration by the Company. The Company currently is not able to estimate precisely the allocation of the proceeds among such uses, and the timing and amount of expenditures will vary depending upon numerous factors. The Company's management will have broad discretion to allocate the proceeds of the Offering and to determine the timing of expenditures, and there can be no assurance that the net proceeds can or will be invested to yield a significant return. See "Use of Proceeds."

     Dilution

       The initial public offering price is substantially higher than the net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in the Offering will incur immediate and substantial net tangible book value dilution of $9.76 per share. To the extent that options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

     Absence of Dividends

       The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company's bank credit agreement currently restricts the Company from paying cash dividends without the prior written consent of the bank. See "Dividend Policy."

                                USE OF PROCEEDS


       The net proceeds to the Company from the sale of the 1,800,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $12.00 per share are estimated to be $19,138,000 ($22,653,400 if the Underwriters' over-allotment option is exercised in full). The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholder.

       The net proceeds will be used for capital expenditures, working capital, new product development and other general corporate purposes. While the Company may use a portion of the net proceeds for acquisitions of complementary products, technologies or businesses, no plans or agreements with respect to any acquisitions currently exist. The Company has made no commitments of the proceeds, and management will have broad discretion in the application of the proceeds. Pending such uses, the Company intends to invest the net proceeds from the Offering in short-term, investment grade money-market instruments.


                                DIVIDEND POLICY

       The Company anticipates that all future earnings will be retained to finance future growth. The Company has not paid any dividends on its Common Stock and does not anticipate paying any dividends on the Common Stock in the foreseeable future. The Company's bank credit agreement currently restricts the Company from paying cash dividends without the prior written consent of the bank.

                                 CAPITALIZATION


       The following table sets forth as of September 29, 1996 (i) the actual capitalization of the Company; (ii) the pro forma capitalization of the Company after giving effect to the conversion of all outstanding shares of Series A Preferred Stock into shares of Common Stock at or prior to the closing of the Offering and the reversal of accrued dividends payable thereon; and (iii) the capitalization of the Company as adjusted to reflect the receipt of net proceeds from the sale of 1,800,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share and receipt of the net proceeds therefrom. This table should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus. See "Selected Consolidated Financial Data."

                                                              September 29, 1996
                                            -----------------------------------------------------
                                               Actual      Pro Forma(1)(2)(3)   As Adjusted(3)(4)
                                            ------------   ------------------   -----------------
                                                                (in thousands)
Long-term debt..........................       $     41         $     41             $     41

Series A Convertible Preferred Stock,
 $.0001 par value; 3,375,900 shares
 authorized, 3,375,900 issued and
 outstanding, actual; no shares
 issued or outstanding, pro forma
 or as adjusted.........................         14,498

Shareholders' equity:

Preferred Stock, $.0001 par value;
 5,000,000 shares authorized and no
 shares outstanding pro forma
 and as adjusted........................

Common Stock, $.0001 par value;
 20,000,000 shares authorized, 8,998,650
 shares issued and  outstanding, actual;
 14,062,500 shares issued and
 outstanding, pro forma; 40,000,000
 shares authorized and 15,862,500 shares
 outstanding, as adjusted (2)...........            771           15,269               34,407

Retained earnings.......................         11,963           13,313               13,313

   Less Treasury Stock at cost..........        (12,231)         (12,231)             (12,231)
                                               --------         --------             --------
Total shareholders' equity (deficit)....            503           16,351               35,489
                                               --------         --------             --------
  Total capitalization..................       $ 15,042         $ 16,392             $ 35,530
                                               ========         ========             ========
-----------------


(1) Excludes 1,823,179 shares of Common Stock issuable upon exercise of outstanding stock options as of September 29, 1996 at a weighted average exercise price of $3.31 per share. Under an agreement with the Company, certain shareholders have agreed that, once the Company has issued an initial 1,170,000 shares of Common Stock under the 1995 Stock Option Plan, any additional shares issued under that Plan upon an option exercise will be coupled with a pro rata redemption from those shareholders of an equal number of shares at a redemption price equaling the option exercise price. See "Management--1995 Stock Option Plan."
(2) Gives effect to the conversion of 3,375,900 shares of Series A
    Preferred Stock into 5,063,850 shares of Common Stock upon the closing of the Offering and the reversal of accrued dividends payable thereon. See Note 2 of notes to the consolidated financial statements, "Description of Capital Stock" and "Management--1995 Stock Option Plan."

(3) Excludes any shares that the Company may be required to issue pursuant to a claim made by the plaintiff in a pending action against the Company. See "Risk Factors--Legal Proceedings" and "Business--Legal
    Proceedings."

(4) Adjusted to reflect the sale by the Company of 1,800,000 shares of Common Stock at an assumed initial public offering price of $12.00 per share and the application of the estimated net proceeds therefor. See "Use of Proceeds" and "Selected Financial Data."

                                   DILUTION


       The pro forma net tangible book value of the Company as of September 29, 1996 was approximately $16,351,000, or approximately $1.16 per share. Pro forma net tangible book value per share represents the amount of the Company's shareholders' equity, less intangible assets, divided by 14,062,500 shares of Common Stock outstanding after giving effect to the conversion of all the outstanding shares of Series A Preferred Stock into Common Stock. Outstanding Common Stock does not include any shares that may be issued by the Company pursuant to a claim made by the plaintiff in a pending action against the Company. See "Risk Factors--Legal Proceedings" and "Business--Legal Proceedings."

       Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the sale of the 1,800,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share, and deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value at September 29, 1996, would have been $35,489,000, or $2.24 per share. This represents an immediate increase in pro forma net tangible book value of $1.08 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $9.76 per share to new investors purchasing Common Stock in the Offering, as illustrated in the following table:

       Assumed initial public offering price per share............        $12.00
          Pro forma net tangible book value per share as of
       September 29, 1996.........................................  $1.16
          Increase per share attributable to new investors........   1.08
                                                                    -----

       Pro forma net tangible book value per share after the
        Offering                                                            2.24
                                                                          ------

       Pro forma net tangible book value dilution per share to
        new investors                                                     $ 9.76
                                                                          ======


       The following table sets forth, on a pro forma basis as of September 29, 1996, the difference between the existing shareholders and the purchasers of shares in the Offering (at an assumed price of $12.00 per share) with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid.

                                           Shares Purchased    Total Consideration    Average
                                          -------------------  --------------------    Price
                                            Number    Percent     Amount    Percent  Per Share
                                          ----------  -------  -----------  -------  ---------
     Existing Shareholders (1)(2).......  14,062,500    88.7%  $15,269,000    41.4%   $ 1.09
     New Investors......................   1,800,000    11.3    21,600,000    58.6    $12.00
                                          ----------   -----   -----------  ------

         Total..........................  15,862,500   100.0%  $36,869,000   100.0%
                                          ==========   =====   ===========  ======

------------------------

     (1) Sales by the Selling Shareholder in the Offering will cause the number of shares held by existing shareholders to be reduced to 13,762,500 shares, or 86.8% of the total number of shares to be outstanding after the Offering (85.1% if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares held by new investors to 2,100,000, or 13.2% of the total shares of Common Stock outstanding after the Offering (2,415,000 shares, or 14.9%, if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Shareholders."

     (2) Excludes amounts attributable to Treasury Stock.

                     SELECTED CONSOLIDATED FINANCIAL DATA

       The selected consolidated statements of operations data set forth below for each of the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 29, 1996 and the balance sheet data as of December 31, 1994, 1995 and September 29, 1996 are derived from the financial statements of the Company audited by Deloitte & Touche LLP, independent auditors, which are included elsewhere in this Prospectus. The selected balance sheet data as of December 31, 1993 are derived from the Company's audited balance sheet which is not included herein. The selected financial data with respect to the Company's consolidated statements of operations for the years ended December 31, 1991 and 1992 and the consolidated balance sheets as of December 31, 1991 and 1992 are derived from the Company's unaudited consolidated financial statements, which are not included herein. The selected consolidated financial data with respect to the Company's consolidated statements of operations for the nine months ended September 30, 1995 and the consolidated balance sheet as of September 30, 1995, are derived from the Company's unaudited consolidated financial statements.
     The consolidated unaudited financial statements have been prepared by the Company on a basis consistent with the audited consolidated financial statements and include all normal recurring adjustments necessary for a fair presentation of the information. The results of operations for the fiscal nine months ended September 29, 1996 are not necessarily indicative of the results to be expected for any subsequent period. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this Prospectus.

                                                                                                          Nine Months Ended
                                                          Year Ended December 31,                    September 30,  September 29,
                                       -----------------------------------------------------------   ----------------------------
                                         1991        1992         1993         1994         1995         1995           1996
                                       -------     --------     --------     --------     --------      -------       --------
                                                   (in thousands, except per share data)
Statement of Operations Data:
Net sales............................   $2,802       $4,083       $8,717      $22,861      $36,044      $22,384        $43,594
Cost of sales........................    1,912        2,928        6,567       14,466       22,713       14,554         25,371
                                       -------     --------     --------     --------     --------      -------       --------
Gross profit.........................      890        1,155        2,150        8,395       13,331        7,830         18,223

Operating expenses:
 Sales and marketing.................      199          200          387          570        1,557        1,013          3,315
 Research and development............      125          380          581        1,433        2,252        1,401          4,033
 General and administrative..........      382          384          559        1,518        1,958        1,288          2,004
                                       -------     --------     --------     --------     --------      -------       --------
Total operating expenses.............      706          964        1,527        3,521        5,767        3,702          9,352
                                       -------     --------     --------     --------     --------      -------       --------

Operating income.....................      184          191          623        4,874        7,564        4,128          8,871
Other income (expense)...............      (24)           6           (5)         (20)          32           --            333
                                       -------     --------     --------     --------     --------      -------       --------

Income before income taxes...........      160          197          618        4,854        7,596        4,128          9,204
Provision for income taxes...........       51           35          267        1,908        3,116        1,694          3,774
                                       -------     --------     --------     --------     --------      -------       --------

Net income...........................   $  109       $  162       $  351      $ 2,946      $ 4,480      $ 2,434        $ 5,430
                                       =======     ========     ========     ========     ========      =======       ========

Pro forma net income per share (1)...                                                      $   .30                     $   .36
                                                                                          ========                    ========

Pro forma weighted average common
shares (1)...........................                                                       14,910                      14,910


                                                                                                          Nine Months Ended
                                                          Year Ended December 31,                    September 30,  September 29,
                                       -----------------------------------------------------------   -------------  -------------
                                         1991        1992         1993         1994         1995         1995           1996
                                       -------     --------     --------     --------     --------      -------       --------
                                                                          (in thousands)
Balance Sheet Data:
Cash and cash equivalents............   $  633       $  396       $  359      $ 3,030      $ 5,861      $   615        $10,389
Working capital......................      559          592          679        3,486        9,640        5,756         11,197
Total assets.........................    1,417        1,631        4,446        9,551       16,463       12,900         25,060
Long-term debt.......................       39           63           56          176          138          160             41
  Total shareholders' equity (1)(2)..      683          845        1,196        4,142       10,620        6,577         15,001

____________________________

(1) Gives effect to the conversion of 3,375,900 of Series A Preferred Stock into 5,036,850 shares of Common Stock upon the closing of the Offering and the reversal of accrued dividends payable thereon. See Note 2 of notes to the consolidated financial statements for information regarding the calculation of pro forma net income per share.
(2) Includes amounts attributable to Series A Preferred Stock and the reversal of accrued dividends payable thereon.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Overview

          Powerwave designs, manufactures and markets ultra-linear RF power amplifiers for use in the wireless communications market. The Company's amplifiers, which are key components in wireless communications networks, increase the signal strength of wireless transmissions while reducing interference. The Company's amplifiers are currently being utilized in cellular base stations and support a broad range of analog and digital transmission protocols, including CDMA, TDMA, GSM, FHMA, AMPS and TACS.
     The Company also produces power amplifiers for the SMR market and air-to-ground amplifiers used in both ground stations and commercial aircraft.
     The Company's customer base consists primarily of OEMs of wireless infrastructure equipment as well as specialized equipment manufacturers and designers in various wireless communications markets.

          Powerwave was formed in 1985 to develop a line of high-power RF amplifiers suitable for use with VHF/UHF, AM/FM transceivers. In addition, the Company offered products for use in the SMR industry. For the next several years, the Company continued product development in the land mobile radio industry, broadening its product offerings and selling to a diversified customer base.

          In late 1994, Powerwave developed a multi-channel linear RF amplifier which could be utilized in the transmission of radio signals for cellular base stations. In 1995, the Company began supplying multi-channel RF linear amplifiers for use in the deployment of a digital cellular network utilizing CDMA technology in South Korea. In 1996, the Company commenced development of amplifier products for PCS networks.

          A small number of customers account for a substantial majority of the Company's net sales. Although the Company is attempting to expand its customer base, the Company expects that a limited number of customers will continue to represent a substantial portion of the Company's net sales for the foreseeable future. The Company believes that its future success depends upon its ability to broaden its customer base. The Company's four largest customers include, in alphabetical order, Hyundai, In-Flight, LGIC and Samsung. For the nine months ended September 29, 1996, these customers, each of which accounted for more than 10% of the Company's net sales, accounted for approximately 81% of the Company's net sales in the aggregate. In-Flight purchases the Company's products for implementation in an air-to-ground wireless network. As this network has been substantially completed, the Company expects sales to In-Flight to decrease significantly in future periods. Sales of power amplifiers to wireless infrastructure equipment suppliers are expected to continue to account for a substantial majority of the Company's product sales. Hyundai, LGIC and Samsung currently purchase products for implementation in the South Korean digital cellular telephone network. The Company expects that sales to these customers of products for use in the South Korean cellular network will decline as that network nears completion, which is expected to occur in the next one to two years. See "Risk Factors--Reliance upon South Korean Market and Growth of Wireless Services Market." A limited number of large OEMs account for a majority of RF power amplifier purchasers in this market, and the Company's success will be dependent upon its ability to establish and maintain relationships with these types of customers. There can be no assurance that a major customer will not reduce, delay or eliminate its purchases from the Company, which could have a material adverse effect on the Company's business, results of operations and financial condition.

          In recent periods, Powerwave's revenues have continued to increase significantly, primarily as a result of increasing sales to a limited number of customers supplying the South Korean marketplace.

The Company is attempting to expand its customer base as it pursues additional opportunities within the wireless infrastructure equipment market. The Company has experienced, and expects to continue to experience, declining average sales prices for its multi-channel amplifier products. Wireless infrastructure equipment manufacturers have come under increasing price pressure from cellular service providers, which in turn has resulted in downward pricing pressure on the Company's products. Consequently, the Company believes that in order to maintain or improve existing gross margins in the near term, it must achieve manufacturing cost reductions, and in the long term it must develop new products that incorporate advanced features and that command higher gross margins. The Company has initiated actions that it believes will reduce its materials and manufacturing costs and intends to continue to invest significant internal resources in the development of its amplification products.

Results of Operations

     The following table summarizes the Company's results of operations as a percentage of net sales for the fiscal years ended December 31, 1993, 1994 and 1995 and the nine-month periods ended September 30, 1995 and September 29, 1996.

                                                     Percentage of Revenues
                               -----------------------------------------------------------------
                                                                       Nine Months Ended
                                    Year Ended December 31,        September 30,   September 29,
                               --------------------------------    -------------   -------------
                                 1993        1994        1995          1995            1996
                               --------    --------    --------      --------        --------
Statement of
Operations Data:
Net sales....................     100.0%      100.0%      100.0%        100.0%          100.0%
Cost of sales................      75.3        63.3        63.0          65.0            58.2
                               --------    --------    --------      --------        --------
Gross profit.................      24.7        36.7        37.0          35.0            41.8

Operating expenses:
 Sales and marketing.........       4.4         2.5         4.3           4.5             7.6
 Research and development....       6.7         6.3         6.3           6.3             9.3
 General and administrative..       6.4         6.6         5.4           5.7             4.6
                               --------    --------    --------      --------        --------
Total operating expenses.....      17.5        15.4        16.0          16.5            21.5

Operating income.............       7.2        21.3        21.0          18.5            20.3
Other income (expense).......      (0.1)       (0.1)        0.1            --             0.8
                               --------    --------    --------      --------        --------

Income before income taxes...       7.1        21.2        21.1          18.5            21.1
Provision for income taxes...       3.1         8.3         8.7           7.6             8.7
                               --------    --------    --------      --------        --------

Net income...................       4.0%       12.9%       12.4%         10.9%           12.4%
                               ========    ========    ========      ========        ========

Years Ended December 31, 1993, 1994 and 1995

Net Sales

     The Company's net sales are primarily from the sale of RF power amplifiers for use in wireless communications networks. The Company's revenues increased 162.3% from $8.7 million in 1993 to $22.9 million in 1994 and increased 57.7% to $36.0 million in 1995. The increase from 1993 to 1994 was principally attributable to increased sales of a new generation SMR amplifier product to a single customer. In 1994, three customers accounted for approximately 65% of total revenues. For 1994, SMR and paging systems accounted for approximately 56% of revenues, while air-to-ground amplifier sales accounted for approximately 30% of revenues. The increase in revenues from 1994 to 1995 was principally attributable to the introduction of several new cellular multi-channel linear RF power amplifier products. For 1995, multi-channel linear RF amplifiers accounted for approximately 54% of revenues, while SMR and paging accounted for approximately 29% of revenues. Air-to-ground amplifiers reduced to 15% of revenues for the year. The increase in multi-channel amplifier sales was largely attributable to supplying the Company's South Korean customers for the implementation of the digital cellular network in South Korea. During 1995, four customers accounted for approximately 29%, 15%, 13% and 11%, respectively, of revenues.

       For the fiscal years 1993, 1994 and 1995 international revenues accounted for 8.0%, 8.7% and 67.1%, respectively, of the Company's net sales. The Company expects that international revenues will continue to account for a significant percentage of the Company's net sales for the foreseeable future. As a result, the Company is subject to various risks, including a greater difficulty of administering business globally, compliance with multiple and potentially conflicting regulatory requirements such as export requirements, tariffs and other barriers, differences in intellectual property protections, health and safety requirements, difficulties in staffing and managing foreign operations, longer accounts receivable cycles, currency fluctuations, repatriation of earnings, export control restrictions, overlapping or differing tax structures, political and economic instability and general trade restrictions.

     Gross Profit

       Cost of sales consists primarily of raw materials, assembly and test labor, overhead, warranty costs and royalties. Gross profit margins were 24.7%, 36.7% and 37.0% in 1993, 1994 and 1995, respectively. The gross profit margins between 1993 and 1994 increased as manufacturing overhead was further absorbed with increased sales of the same product line. The gross margins between 1994 and 1995 remained relatively flat primarily due to a decrease in average sales prices on existing SMR products which were offset by a change in the sales mix to new cellular multi-channel RF amplifier products, which have higher gross margins. For a discussion of the effects of declining average sales prices on the Company's business, see "Risk Factors--Declining Average Sales Prices." The wireless communications infrastructure equipment industry is extremely competitive and is characterized by rapid technological change, new product development and product obsolescence, evolving industry standards and significant price erosion over the life of a product. Due to these competitive pressures, the Company expects that the average sales prices of its products will continue to decrease. Future pricing actions by the Company and its competitors may adversely impact the Company's gross margins and profitability, which could also result in decreased liquidity and adversely affect the Company's business, results of operations and financial condition.

     Operating Expenses

       Sales and marketing expenses consist primarily of sales commissions, salaries and other expenses for sales and marketing personnel, travel expenses and trade shows. Sales and marketing expenses increased 47.4% from $0.4 million in 1993 to $0.6 million in 1994 and increased by 173.1% to $1.6 million in 1995. Sales and marketing expenses as a percentage of revenues were 4.4%, 2.5% and 4.3% in 1993, 1994 and 1995, respectively. The decrease in sales and marketing expenses as a percentage of sales between 1993 and 1994 resulted from the Company's decision to hold sales and marketing expenses relatively constant while revenues were growing. The increase in sales and marketing expenses between 1994 and 1995 was primarily attributable to increases in sales personnel and sales commissions related to increased product sales.

       Research and development expenses include ongoing amplifier design and development expenses, as well as those design expenses associated with reducing the cost and improving the manufacturability of existing amplifiers. Research and development expenses increased by 146.6% from $0.6 million in

     1993 to $1.4 million in 1994 and increased by 57.2% to $2.3 million in 1995. The increase in research and development expenses has been due to the Company's continued commitment to new product development, which includes development during 1994 and 1995 of multi-channel linear RF amplifiers for the cellular marketplace. Research and development expenses as a percentage of revenues were 6.7%, 6.3% and 6.2% in 1993, 1994 and 1995, respectively. The increase in expenses between 1993 and 1994 and 1994 and 1995 was primarily due to increased personnel costs, materials costs related to design and development of product prototypes, consulting costs and related overhead expenses.

       General and administrative expenses consist primarily of salaries and other expenses for management, finance, accounting and human resources. General and administrative expenses increased by 171.4% from $0.6 million in 1993 to $1.5 million in 1994 and increased by 29.0% to $2.0 million in 1995. General and administrative expenses as a percentage of revenues were 6.4%, 6.6% and 5.4% in 1993, 1994 and 1995, respectively. The increase in general and administrative expenses between 1993 and 1994 was primarily due to higher incentive payments in 1994 as opposed to 1993. General and administrative expenses increased from 1994 to 1995 due to increases in personnel and related labor costs.

     Other Income (Expense)

       The Company incurred net interest expense in 1993 and 1994 from the use of capital lease financing to fund the Company's capital equipment expenditures and working capital requirements. The Company generated net interest income in 1995 as a result of excess working capital which was invested in short-term money market instruments.

     Provision for Income Taxes

       The Company's effective tax rates were 43.1%, 39.3% and 41.0% for the years ended December 31, 1993, 1994 and 1995, respectively.

     Nine months ended September 30, 1995 and September 29, 1996

     Net Sales

       Sales increased by 94.8% from $22.4 million for the nine months ended September 30, 1995 to $43.6 million in the nine months ended September 29, 1996. The growth in revenue was primarily attributable to increased demand by the Company's South Korean customers for multi-channel linear amplifiers, partially offset by a decrease in sales volumes of SMR and paging amplifiers. For the first nine months of 1996, multi-channel linear amplifiers accounted for approximately 76% of revenues, compared to approximately 43% for the first nine months of 1995. SMR and paging amplifiers accounted for approximately 11% of revenues for the first nine months of 1996, compared to approximately 35% of revenues for the comparable period in 1995. Air-to-ground amplifiers accounted for approximately 12% of revenues in the first nine months of 1996, compared to approximately 18% in 1995. International sales accounted for 62.1% of revenues for the first nine months of 1995, compared with 72.5% for the first nine months of 1996.

     Gross Profit

       The gross margin for the nine months ended September 30, 1995 and September 29, 1996 as a percentage of sales was 35.0% and 41.8%, respectively. The increase in gross margins during the first nine months of 1996 was primarily attributable to reductions in manufacturing costs and a shift in sales mix to multi-channel linear RF amplifiers which have higher gross margins.

     Operating Expenses

       Sales and marketing expenses increased by 227.1% from $1.0 million for the nine months ended September 30, 1995 to $3.3 million for the nine months ended September 29, 1996. Sales and marketing expenses as a percentage of sales 4.5% and 7.6%, respectively. The increase in sales and marketing expenses was primarily attributable to increases in the sales and marketing staff and sales commissions related to increased product sales. The Company intends to increase its investment in sales and marketing in future periods.

       Research and development expenses increased by 187.9% from $1.4 million for the nine months ended September 30, 1995 to $4.0 million for the nine months ended September 29, 1996. Research and development expenses as a percentage of sales were 6.3% and 9.3%, respectively. The increase in research and development expenses during the first nine months of 1996 was primarily attributable to increased staffing and associated engineering costs related to continued new product development, including the Company's second generation multi-channel linear amplifier for cellular networks, and ongoing product enhancements. During the second quarter of 1996, the Company also began development work on amplifier products for PCS networks. The Company intends to increase its investment in research and development in future periods.

       General and administrative expenses increased by 55.6% from $1.3 million for the nine months ended September 30, 1995 to $2.0 million for the nine months ended September 29, 1996. General and administrative expenses as a percentage of sales were 5.7% and 4.6%, respectively. The increase in general and administrative expenses during the first nine months of 1996 was primarily attributable to increased staffing costs associated with supporting the Company's increased revenues.

     Provision for Income Taxes

       The Company's effective tax rate was 41.0% for both the nine month periods ended September 30, 1995 and September 29, 1996.

     Quarterly Results of Operations

       The following tables present unaudited quarterly financial information for each quarter of fiscal 1994, 1995 and the first nine months of 1996. The information has been prepared by the Company on a basis consistent with the Company's audited consolidated financial statements appearing elsewhere in this Prospectus and includes all necessary adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the unaudited quarterly results when read in conjunction with the audited consolidated financial statements of the Company and the notes thereto appearing elsewhere in this Prospectus.
     These operating results are not necessarily indicative of results that may be expected for any subsequent periods.

                                                                         Quarter Ended
                             ----------------------------------------------------------------------------------------------------
                             Mar. 31  June 30  Sept. 30  Dec. 31  Mar. 31  June 30  Sept. 30  Dec. 31  Mar. 31  June 30  Sept. 29
                              1994      1994     1994      1994     1995     1995     1995      1995     1996     1996     1996
                             -------  -------  --------  -------  -------  -------  --------  -------  -------  -------  --------
                                                              (in thousands, except per share data)
Statement of Operations
  Data:
Net sales..................   $4,791   $6,469    $7,394   $4,207   $4,593   $6,980   $10,811  $13,660  $13,807  $15,301   $14,486
Cost of sales..............    3,095    4,101     4,510    2,760    3,337    4,616     6,601    8,159    8,229    9,000     8,144
                             -------  -------  --------  -------  -------  -------  --------  -------  -------  -------  --------
Gross profit...............    1,696    2,368     2,884    1,447    1,256    2,364     4,210    5,501    5,578    6,301     6,344

Operating expenses:
  Sales and marketing......      119      159       150      142      227      338       448      544    1,056    1,103     1,156
  Research and development       268      347       389      429      298      461       642      851    1,075    1,375     1,583
  General and
   administrative..........      298      320       412      488      397      441       450      670      612      671       721
                             -------  -------  --------  -------  -------  -------  --------  -------  -------  -------  --------
 Total operating expenses..      685      826       951    1,059      922    1,240     1,540    2,065    2,743    3,149     3,460
                             -------  -------  --------  -------  -------  -------  --------  -------  -------  -------  --------

 Operating income..........    1,011    1,542     1,933      388      334    1,124     2,670    3,436    2,835    3,152     2,884
 Other income (expense)....       (9)     (29)       (6)      24       18      (11)       (7)      32       59      120       154
                             -------  -------  --------  -------  -------  -------  --------  -------  -------  -------  --------

 Income before income
  taxes....................    1,002    1,513     1,927      412      352    1,113     2,663    3,468    2,894    3,272     3,038
 Provision for income
  taxes....................      394      595       758      161      144      457     1,093    1,422    1,186    1,342     1,246
                             -------  -------  --------  -------  -------  -------  --------  -------  -------  -------  --------

 Net income................   $  608   $  918   $ 1,169   $  251   $  208   $  656   $ 1,570  $ 2,046  $ 1,708   $1,930    $1,792
                             =======  =======  ========  =======  =======  =======  ========  =======  =======  =======  ========


                                                                 As a Percentage of Net Sales
                             ----------------------------------------------------------------------------------------------------
 Statement of Operations
  Data:
  Net sales................    100.0%     100%      100%     100%     100%     100%      100%     100%     100%     100%      100%
  Cost of sales............     64.6     63.4      61.0     65.6     72.7     66.1      61.1     59.7     59.6     58.8      56.2
                             -------  -------  --------  -------  -------  -------  --------  -------  -------  -------  --------
  Gross profit.............     35.4     36.6      39.0     34.4     27.3     33.9      38.9     40.3     40.4     41.2      43.8

  Operating expenses:
    Sales and marketing....      2.5      2.5       2.0      3.4      5.0      4.8       4.1      4.0      7.6      7.2       8.0
    Research and
     development...........      5.6      5.4       5.3     10.2      6.5      6.6       5.9      6.2      7.8      9.0      10.9
    General and
     administrative........      6.2      4.9       5.6     11.6      8.6      6.3       4.2      4.9      4.4      4.4       5.0
                             -------  -------  --------  -------  -------  -------  --------  -------  -------  -------  --------
  Total operating expenses.     14.3     12.8      12.9     25.2     20.1     17.7      14.2     15.1     19.8     20.6      23.9

  Operating income.........     21.1     23.8      26.1      9.2      7.2     16.2      24.7     25.2     20.6     20.6      19.9
  Other income (expense)...     (0.2)    (0.4)     (0.1)     0.6      0.5     (0.3)     (0.1)     0.2      0.4      0.8       1.1
                             -------  -------  --------  -------  -------  -------  --------  -------  -------  -------  --------

  Income before income
   taxes...................     20.9     23.4      26.0      9.8      7.7     15.9      24.6     25.4     21.0     21.4      21.0
  Provision for income
   taxes...................      8.2      9.2      10.3      3.8      3.2      6.5      10.1     10.4      8.6      8.8       8.6
                             -------  -------  --------  -------  -------  -------  --------  -------  -------  -------  --------

  Net income...............     12.7%    14.2%     15.7%     6.0%     4.5%     9.4%     14.5%    15.0%    12.4%    12.6%     12.4%
                             =======  =======  ========  =======  =======  =======  ========  =======  =======  =======  ========

               The Company experiences, and expects to continue to experience, significant fluctuations in sales and operating results from quarter to quarter. Quarterly results fluctuate due to a number of factors, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. In particular, the Company's quarterly results of operations can vary due to the timing, cancellation, or rescheduling of customer orders and shipments; variations in manufacturing capacities, efficiencies and costs; the availability and cost of components; the timing, availability and sale of new products by the Company; changes in the mix of products having differing gross margins; warranty expenses; changes in average sales prices; long sales cycles associated with the Company's products; and variations in product development and other operating expenses. The Company's quarterly revenues are also affected by volume discounts given to certain customers for large volume purchases over a given period of time. In addition, the Company's quarterly results of operations are influenced by competitive factors, including pricing, availability and demand for the Company's and competing amplification products. A large portion of the Company's expenses are fixed and difficult to reduce in a short period of time. If net sales do not meet the Company's expectations, the Company's fixed expenses would exacerbate the effect of such net sales shortfall. Furthermore, announcements by the Company or its competitors regarding new products and technologies could cause customers to defer purchases of the Company's products. In addition, while the Company receives periodic order forecasts from its major customers, such customers have no binding obligation to purchase the forecasted amounts. See "Risk Factors--Customer Concentration." Order deferrals and cancellations by the Company's customers, declining average sales prices, delays in the Company's introduction of new products and longer than anticipated sales cycles for the Company's products have in the past adversely affected the Company's quarterly results of operations. There can be no assurance that the Company will not experience such effects in the future.

               Due to the foregoing factors, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. There can be no assurance that the Company will maintain its current profitability in the future or that future revenues and operating results will not be below the expectations of public market analysts and investors. In either case, the price of the Company's Common Stock could be materially adversely affected.

     Net Sales

               Sales grew substantially over the eleven-quarter period, with significant quarter to quarter fluctuations. Fluctuations in revenues over the four quarters of fiscal 1994 and the first two quarters of fiscal 1995 resulted primarily from fluctuations in demand for SMR and air-to-ground amplifier products. The increase in revenues in the final two quarters of fiscal 1995 and the first two quarters of fiscal 1996 resulted primarily from increasing demand for cellular multi-channel linear RF amplifier products. The increase in revenues in the first two quarters of fiscal 1996 was partially offset by a reduction in the average sales price of the Company's multi-channel linear RF amplifier products.

     Gross Profit

               Gross profit margins ranged from 27.3% to 43.8% over the eleven-quarter period, with significant quarter to quarter fluctuations. Gross profit margins decreased in the fourth quarter of fiscal 1994 and in the first two quarters of fiscal 1995 primarily as a result of a decrease in revenue, as well as manufacturing inefficiencies experienced in the introduction of a new amplifier. The increases in gross margins from the second quarter of fiscal 1995 to the third quarter of fiscal 1996 were primarily attributable to a shift in the sales mix to multi-channel linear RF amplifiers, improved manufacturing efficiencies and lower materials costs.

     Operating Expenses

               Sales and marketing expenses grew over the eleven-quarter period, generally, with consistent increases quarter to quarter. The increases in sales and marketing expenses were primarily a result of increased headcount and higher sales commissions associated with the overall growth in revenue.


               Research and development expenses grew substantially over the eleven-quarter period. The increases in research and development expenses were primarily a result of increased headcount and associated development costs as the Company staffed several cellular power amplifier development projects. Research and development expenses decreased between the fourth quarter of fiscal 1994 and the first quarter of fiscal 1995 primarily as a result of a temporary reduction in headcount due to a reduction in business activity and to lower incentive compensation payments paid in fiscal 1995 as opposed to fiscal 1994.

               General and administrative expenses generally grew consistently over the eleven-quarter period in support of increasing revenues. The increases in general and administrative expenses were primarily a result of increased headcount and associated labor costs. General and administrative expenses decreased between the fourth quarter of fiscal 1994 and the first quarter of fiscal 1995 as a result of a temporary reduction in headcount due to a reduction in business activity and to lower incentive compensation payments paid in fiscal 1995 as opposed to fiscal 1994.

     Liquidity and Capital Resources

               The Company has historically financed its operations primarily through a combination of cash on hand, cash provided from operations, equipment lease financings, available borrowings under its bank line of credit and a private equity offering. As of September 29, 1996, the Company had working capital of $11.2 million, including $10.4 million in cash and cash equivalents.

               Cash provided by operations was approximately $.1 million, $3.7 million, $.9 million and $7.2 million in 1993, 1994, 1995, and in the nine months ended September 29, 1996, respectively. Cash generated from operations in 1994 was primarily due to improved profitability and reductions in accounts receivable. Cash generated from operations in the nine months ended September 29, 1996 was primarily as a result of increased profitability, improved inventory and working capital management.

               On October 10, 1995, the Company and certain shareholders entered into a Stock Purchase Agreement with two venture capital fund investors in which the Company sold a total of 3,375,900 shares of Series A Preferred Stock at an aggregate price of $15 million. As part of these transactions, the Company subsequently purchased 5,063,850 shares of its Common Stock from certain shareholders for an aggregate price of $12.5 million. The Company received net proceeds from this transaction of $2.0 million. The Series A Preferred Stock has a dividend rate of twelve (12%) percent per annum, commencing January 1, 1996, and payable upon the redemption or repurchase of such Series A Preferred Stock or the conversion of such Series A Preferred Stock into Common Stock of the Company after December 31, 1996. If the Company completes an underwritten public offering pursuant to an effective registration statement under the Securities Act on or before December 31, 1996, covering the offer and sale of Common Stock for the account of the Company from which the aggregate net proceeds to the Company exceed $15 million and in which the price per share is at least $5.924346 per share, the dividend on the Series A Preferred Stock will not be payable. The Series A Preferred Stock is convertible into shares of Common Stock of the Company at a rate of one and one-half (1.5) shares of Common Stock for each share of Series A Preferred Stock, adjusted for any accrued and unpaid dividends.

               Capital expenditures were approximately $.4 million, $.2 million, $.5 million and $2.9 million in 1993, 1994, 1995 and in the nine months ended September 29, 1996, respectively, of which approximately $77,000, $.2 million, $0 and $0, respectively, were financed through capital leases.
     The Company relocated its headquarters and manufacturing operations to a new leased facility in July 1996. Leasehold improvements and capital expenditures associated with this facility total approximately $2.0 million and were substantially completed during the third quarter of 1996.

               On May 30, 1996, the Company entered into a $5 million unsecured committed revolving credit agreement with a maturity date of May 31, 1997. The agreement allows the Company to borrow at the bank's reference rate. The Company is required to pay a commitment fee equal to .125% per annum based on the average daily unused portion of the facility. The fee is payable quarterly in arrears. Under the terms of this credit facility, the Company is required to maintain certain minimum working capital, net worth and financial ratios. As of September 29, 1996, the full amount of the facility was available to the Company and the Company has not utilized this facility.

               The Company had cash and cash equivalents of $10.4 million at September 29, 1996, compared with $5.9 million at December 31, 1995. The Company regularly reviews its cash funding requirements and attempts to meet those requirements through a combination of cash on hand, cash provided by operations, available borrowings under any credit facilities, financing through equipment lease transactions, and possible future public or private debt and/or equity offerings. The Company invests its excess cash in investment grade short-term money market instruments.

               The Company believes that the net proceeds from the Offering, together with existing cash balances, funds expected to be generated from operations and borrowings under its bank line of credit will provide the Company with sufficient funds to finance its operations for at least the next 12 months. The Company has utilized lease financing for the equipment used in its manufacturing operations and expects to continue to do so in the future. The Company may require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity and/or debt financings or from other sources. No assurance can be given that additional financing will be available or that, if available, such financing will be obtainable on terms favorable to the Company or its shareholders. See "Risk Factors--Future Capital Requirements."

                                   BUSINESS

               Powerwave designs, manufactures and markets ultra-linear RF power amplifiers for use in the wireless communications market. The Company's amplifiers, which are key components in wireless communications networks, increase the signal strength of wireless transmissions while reducing interference, or "noise." The reduction of noise enables wireless service providers to offer improved service to subscribers by offering clearer call connections with less interference. Increasing the signal strength of wireless transmissions also improves service by reducing the number of interrupted or dropped calls. Powerwave's RF power amplifiers achieve ultra-linearity at increased levels of amplification through the application of "feedforward" technology which enables the Company's multi-channel power amplifiers to significantly reduce RF interference thereby increasing the efficiency of the wireless service provider's network.

               Powerwave manufactures both single channel and multi-channel amplifiers, with a focus on multi-channel products. Multi-channel amplifiers integrate the functions of several power amplifiers and cavity filters within a single unit, thereby reducing service providers' equipment and maintenance costs and space requirements while providing increased call capacity. The Company's products are currently being utilized in cellular base stations in both digital and analog-based networks and the Company has recently delivered initial prototype units for PCS networks. The Company's products support a wide range of digital and analog transmission protocols including CDMA, TDMA, GSM, FHMA, AMPS and TACS. See "-- Markets; Cellular and PCS." The Company also produces power amplifiers for the SMR market, which is characterized as a two-way radio market with devices commonly utilized by police and emergency personnel and the business dispatch marketplace. The Company also manufactures air-to-ground amplifiers used both in ground stations and in commercial aircraft to amplify telephone transmissions between airline passengers and ground based network systems.

               The Company began selling RF power amplifiers for use in analog wireless networks in 1985. In 1995, the Company began selling multi-channel ultra-linear amplifiers for installation in digital cellular base stations in South Korea, and the Company believes that it is the leading supplier of amplifiers to the South Korean market. South Korea is experiencing rapid economic development and is one of the first countries worldwide to begin the process of installing a nationwide digital cellular network. The Company's customers in the South Korean market include Hyundai, LGIC and Samsung. The Company also sells amplifiers domestically to numerous wireless equipment suppliers, including ADC Kentrox Industries, Inc., AirNet Communications Corp., In-Flight Phone Corp., Metawave Communications Corporation and Phoenix Wireless Group, Inc.

     Industry Background

               The worldwide wireless communications market, which consists of cellular, PCS, SMR, paging, air to ground and other applications, has experienced significant growth in recent years. According to the Cellular Telephone Industry Association, the total number of worldwide subscribers for cellular services, the leading sector of the wireless market, increased 59% from 54.5 million in 1994 to 86.8 million in 1995. The growth in wireless communications is largely attributable to increased affordability in consumer equipment, such as cellular phones and pagers, more comprehensive service coverage at lower prices and technological advancements which have resulted in improved transmission quality and reliability. International growth has also been driven by the build-out of cellular networks, including those designed to serve as primary telephone systems in part due to inadequacies in existing wireline infrastructures.

               The continuing growth of the wireless communications market, and of the cellular communications segment in particular, has resulted in the crowding of transmissions within the available spectrum of radio frequencies. In the United States, only 3% of the usable 4000 megahertz
     (MHz) of RF spectrum have been allocated for cellular transmissions. As a result of the limited allocation of frequencies and the related overcrowding of available bandwidths, service providers are increasingly deploying digital networks which, by comparison to analog networks, allow a greater number of transmissions over the same range of frequencies.
     Digital networks, by converting voice transmissions into bits of electronic information, are able to utilize the existing radio spectrum allocated to cellular transmissions more efficiently and thereby increase the call capacity of a given network. The implementation of digital networks, in conjunction with continued growth and upgrading of analog networks, has resulted in an increased demand for network infrastructure equipment.

               Consumer demand for additional services, combined with capacity constraints and other limitations of cellular networks, has also led to the development of PCS, another form of wireless communications which utilizes a higher frequency range. It is anticipated that PCS applications will include voice communication, personal messaging, mobile facsimile transmission and wireless computer networking. The Personal Communications Industry Association estimates that by the end of the decade there will be approximately 100,000 PCS cell sites in the United States servicing more than 15 million PCS users.

               In 1995 and 1996, the United States government auctioned PCS frequency licenses covering markets throughout the U.S. and its territories for an aggregate purchase price of approximately $17.4 billion. This indicates the scale of investment being made in the PCS market. The successful bidders included AT&T Wireless PCS, Inc., PCS Primeco L.P., a consortium of Bell Atlantic Corp., Nynex Corporation, Airtouch Communications, Inc. and US West, Inc.; and Wireless Co., a consortium of Sprint Corp., TCI International, Inc., Comcast Corp., Cox Enterprises, Inc. and GTE Corporation.

     Cellular and PCS Networks

               Cellular networks use a number of base stations with high power antennas to serve a geographical region. Each region is broken down into a number of smaller geographical areas, or "cells." Each cell has its own base station which uses wireless technology to receive subscribers calls and transmit those calls through the wireline public switched telephone network ("PSTN"). Cellular networks operate within the 800 and 900 MHz bandwidths of the radio spectrum. PCS networks operate in a substantially similar manner as cellular networks, except that PCS networks operate at a higher range in the available RF spectrum, at 1800 and 1900 MHz bandwidths. Transmissions at the higher frequencies utilized by PCS networks have shorter transmission waves as compared to cellular frequency transmissions, which limit the distances PCS transmissions can travel without significant degradation. Signals travel farther at lower frequencies and also penetrate into buildings and other obstacles better at the lower frequencies. Therefore, PCS networks operating at the higher frequency ranges will require smaller operating cells and more base stations than existing cellular networks to cover the same total geographic region. Additionally, due to the smaller geographical cell size utilized in PCS networks, PCS base stations and telephones will operate at lower power levels as compared to existing cellular networks.

               Base stations contain a variety of sophisticated electronic equipment, including RF power amplifiers, transceivers and oscillators.
     RF power amplifiers, which are typically the most expensive base station components, increase the signal strength of the incoming and outgoing transmissions which, like all radio waves, weaken as transmission distances increase. Traditionally, base station amplifiers were one of the primary sources of background noise, as they amplified not only the main signal but the noise inherent in the signal as well. Background noise, which is measured in decibels (dBc), distorts the transmission signal and may cause the signal to transmit outside of its designated frequency, thereby possibly interfering with other transmissions and resulting in interrupted and dropped calls. Current amplifier technology reduces the background noise in the transmitted signal through the use of linearization technology.

               Linearity is the degree to which amplified signals remain within their prescribed band of radio frequency with low distortion or interference with adjacent channels. An amplifier's capacity to limit or reduce background noise is dependent on its ability to amplify signals with high linearity. Ultra-linear power amplifiers amplify a signal while significantly reducing the related background noise, thus enabling cellular and PCS service providers to place more signals within a given bandwidth and thereby accommodate a larger number of subscribers on a network. Utilizing power amplifiers with high linearity is therefore critical to service providers' ability to improve the efficiency and increase the capacity of their systems.

               In analog cellular networks, each base station is allocated a certain number of frequency channels, each of which can carry only one call at a time. As such, a base station can not transmit or receive more calls than it has available channels at any given time. Originally, cellular base stations in analog networks used single channel power amplifiers for each frequency channel allocated to the cell. Many analog cellular networks now utilize a process known as adaptive channel allocation in order to increase network capacity. In adaptive channel allocation, which requires multi-channel amplifiers, unused channels in cells are temporarily reallocated to augment more heavily utilized adjacent cells. The signals are amplified simultaneously through a multi-channel power amplifier which allows for the simultaneous amplification of all channels within a base station. Multi-channel amplifiers require significantly higher linearity than do single channel designs, but do not require separate, high-maintenance, tunable cavity filters. By eliminating the need for separate cavity filters for each channel, multi-channel amplifiers reduce overall deployment and maintenance costs associated with base stations. While adaptive channel allocation using multi-channel linear amplifiers has increased the capacity of analog networks, many service providers still require additional capacity to serve the increased flow of transmissions through their networks. This has led many service providers to begin to move from analog networks to digital networks.

               In digital networks, calls are segmented and transmitted across the entire bandwidth of allocated spectrum, rather than in single channels of that spectrum. The calls are then reassembled when received at the base station or cellular phone. While using the entire bandwidth of allocated spectrum results in greater system capacity, there is a greater likelihood that even minimal background noise will result in interrupted or dropped calls. Accordingly, ultra-linear amplification is even more critical in digital networks than in their analog counterparts.

               While the core technologies related to linear amplification of wireless transmissions are fairly well established, manufacturing reliable ultra-linear RF power amplifiers in a repeatable, cost-effective manner remains a difficult process. Due to the nature of RF signals, amplification can cause frequency and phase variations in the transmission signal for a variety of reasons, including the electromagnetic make-up of the amplifier's own components. As such, the manufacturing process involves highly precise fine-tuning of the amplifier's electronic components by skilled technicians.

               The Company believes that the growth in demand for cellular services and the deployment of PCS will result in increased demand for network infrastructure equipment meeting more exacting specifications. This has created a significant market opportunity for third-party RF power amplifier manufacturers capable of producing highly reliable ultra-linear multi-channel RF power amplifiers in a repeatable, cost-effective manner.

     The Powerwave Solution

               Powerwave's focus on multi-channel power amplifiers and the experience it has gained through the implementation of its products in digital cellular networks have enabled the Company to develop substantial expertise in ultra-linear multi-channel power amplifier technology. The Company has developed the ability to manufacture ultra-linear multi-channel RF power amplifiers in a standard, repeatable manner, thus allowing for increased production and reliability. In addition, by obtaining components from numerous leading technology companies, Powerwave is able to respond quickly and cost-effectively to new transmission protocols and design specifications. The manufacturability of the Company's existing multi-channel RF power amplifier design has allowed it to increase its manufacturing productivity while reducing its product costs. The Company believes that its ability to cost-effectively manufacture commercial quantities of multi-channel RF power amplifiers represents a competitive advantage over other third-party manufacturers of RF power amplifiers.

               Powerwave's ultra-linear multi-channel RF power amplifiers utilize the Company's implementation of feedforward technology to increase power and linearity for cellular and PCS service providers. The ultra-linear, multi-channel approach utilized by the Company in its amplifiers provides increased transmission capacity as well as quality, thereby providing a highly reliable, low maintenance product that reduces the providers' future operating costs. The Company's products support multiple transmission protocols, including existing analog protocols such as AMPS and TACS, as well as current digital protocols including CDMA, TDMA, FHMA and GSM. The Company is committed to supporting all widely accepted existing and future communication protocols.

     Strategy

               Powerwave's strategic objective is to be the leading third-party supplier of high performance RF power amplifiers used in digital and analog wireless networks worldwide. The Company's strategy includes the following key elements:

               Provide Leading Technology to the RF Amplifier Industry. Powerwave intends to continue to dedicate significant resources to the research and development of new methods to improve amplifier performance, including methods to reduce noise and increase power in the RF amplification process. The Company believes that further reductions in noise may be attained through digital processing, regulating amplifiers with software and other techniques, as well as through continued improvements in traditional feedforward technology. The Company also intends to focus its research and development resources on further increasing amplifier reliability. The Company is currently investigating several technologies, including "smart" amplifier technologies which improve amplifier performance.

               Leverage Position as Leading Multi-Channel Amplifier Supplier. Powerwave intends to continue to leverage its experience in supplying ultra-linear multi-channel RF power amplifiers, especially for the South Korean marketplace, and to penetrate other existing and emerging wireless markets. The Company currently supplies its products to Hyundai, LGIC and Samsung and believes that it is the leading supplier of multi-channel RF power amplifiers being installed in the South Korean nationwide digital cellular network. The Company is incorporating its technological expertise, manufacturing capability and product implementation experience into its marketing and sales strategy which targets new domestic and foreign customers. The Company's sales and marketing strategy focuses on establishing relationships with customers through a network of sales representatives selected on the basis of their contacts with the Company's potential customers and knowledge of the wireless infrastructure market. In addition, the Company intends to leverage its existing relationships with its South Korean customers as they attempt to market their infrastructure equipment throughout the world.

               Expand Relationships with Leading OEMs. Powerwave intends to continue to develop new, and strengthen existing, relationships with the leading OEMs of wireless base stations. Many leading OEMs, including Ericsson, Lucent and Motorola, manufacture their own power amplifiers as opposed to purchasing such equipment from third-party vendors such as the Company. Powerwave believes that increased traffic flow on wireless networks and capacity limitations have resulted in service providers making greater demands on OEMs' resources. As a result, the Company believes that OEMs may increasingly consider purchasing power amplifiers from third-party suppliers rather than devoting resources to internal development and manufacturing of such components. The Company seeks to provide cost effective amplifier solutions which will allow OEMs to more efficiently utilize their research and development resources in other areas.

               Develop and Market Amplifier Products for PCS Networks. Powerwave intends to develop PCS single and multi-channel RF power amplifier products and utilize its network of sales representatives to market its PCS amplifiers to customers domestically and worldwide. The successful bidders for PCS frequency licenses are in the process of implementing PCS networks and are required to have such networks operational within designated time frames in order to avoid losing their frequency licenses. A limited number of test markets are currently operational in the United States and network operators in Asia and Europe are also moving forward with PCS technology. In the U.S., the Company believes that PCS network operators and infrastructure manufacturers are currently conducting product trials in order to validate technology and formulate future purchase decisions.

               Maintain Commitment to Quality, Reliability and Manufacturability. Powerwave designs its amplifiers to be manufactured in commercial quantities in a cost-effective manner while being built for high reliability and effectiveness. The Company believes that its ability to design products for volume manufacturing has been a competitive advantage in securing orders from its customers and positions the Company to attract new customers. Historically, power amplifiers have been difficult to manufacture in high volumes due to the complexities of RF power technology. Powerwave believes that the manufacturability of its products is enhanced by its strategy of purchasing standardized components for integration into its power amplifiers from numerous suppliers. By purchasing key components rather than internally manufacturing component parts, the Company believes it can more readily respond to new transmission protocols and customer specification demands. In addition, the Company believes that its third-party sourcing strategy enables it to minimize its capital investment in manufacturing facilities and focus its resources on developing new products and improvements to existing products utilizing the best suppliers available. The Company believes that its third-party sourcing strategy allows it to bring the latest improvements in technology to market ahead of its non-OEM competitors.

               Increase Involvement in Customer Product Development Process. Powerwave intends to utilize technically-oriented marketing personnel to gain early access to the product development processes of existing and potential customers. By participating in a customer's product development, the Company seeks to have its standard product specifications designed into the customer's system, thereby ensuring sales to such customer and minimizing manufacturing costs associated with product customization. Powerwave also intends to utilize its marketing personnel to help direct its own product development. By interfacing with infrastructure manufacturers and service providers, the Company's marketing personnel gain substantial insight into user needs, cost sensitivity and quality requirements. By introducing these concepts early in the product development cycle, the Company believes it will be able to better serve customer demand with quality products offered at competitive prices.

Markets

     Powerwave sells its RF power amplifier products primarily into the following segments of the wireless communications market:

     Cellular and PCS. The traditional cellular communications market is experiencing substantial growth. As a result of the limited allocation of frequencies and the related overcrowding of available bandwidths, service providers are increasingly deploying digital networks which, by comparison to analog networks, allow a greater number of transmissions over the same range of frequencies. Digital networks, by converting voice transmissions into bits of electronic information, are able to utilize the existing radio spectrum allocated to cellular transmissions more efficiently and thereby increase the call capacity of a given network. The implementation of digital networks, in conjunction with continued growth and upgrading of analog networks, has resulted in an increased demand for network infrastructure equipment. In addition, as a result of the recent FCC auction of radio spectrum allocated to PCS, leading telecommunications companies such as AT&T, Bell Atlantic and Sprint and cable systems operators such as Cox Enterprises and TCI International are beginning to install PCS networks, which the Company anticipates will substantially increase demand for ultra-linear RF power amplifiers. The Company's primary focus is on the cellular and PCS markets and the Company currently derives a substantial portion of its revenues from the cellular market.

     The table below describes the various cellular and PCS transmission protocols in use today.

                 Major Cellular and PCS Transmission Protocols

                   Description                 Region and Frequency
==========================================================================
             AMPS = Advanced Mobile      North America & Asia - 800MHz
             Phone Services
Analog       TACS = Total Access         Europe & Asia - 900MHz
Cellular     Communication System
             NMT = Nordic Mobile         Europe & Asia - 900MHz
             Telephone
--------------------------------------------------------------------------
             CDMA = Code Division        North America & Asia - 800/900MHz
             Multiple Access
             TDMA = Time Division        North America & Asia - 800/450MHz
Digital      Multiple Access
Cellular     GSM = Global System for     Europe & Asia - 900MHz
             Mobile Communications
             FHMA = Frequency Hopping    North America & Europe - 900MHz
             Multiple Access
             PDC = Pacific Digital       Japan - 800/1400MHz
             Cellular
--------------------------------------------------------------------------
PCS          CDMA = Code Division        North America & Asia - 1800/1900MHz
             Multiple Access
             DCS-1800 = Digital          Europe & Asia - 1800MHz
             Communications System
             GSM = Global System for     North America & Asia - 1900MHz
             Mobile Communications
             PHS = Personal Handyphone   Japan - 1900MHz
             System
==========================================================================

     Specialized Mobile Radio. Powerwave has been manufacturing power amplifiers for the SMR market since 1985. SMR is commonly associated with two-way communications devices used by police and emergency personnel and the business dispatch marketplace. While the domestic market has remained relatively static in the past few years, the Company believes there are opportunities in certain parts of the international market, where the installation of more expensive cellular systems is not cost-justified. In addition, Motorola recently introduced a two-way radio designed to compete with cellular phones. However, there can be no assurance that Motorola's system will achieve commercial success or, even if Motorola is successful, whether the Company will be able to sell amplifiers into this market.

     The Company has also manufactured complete paging systems, including transmitters. The paging market is dominated by a few large suppliers, and the Company is no longer actively pursuing this market.

               Air-to-Ground Communications. Powerwave also provides amplifiers that are used to amplify telephone transmissions between commercial aircraft passengers and the PSTN. While the Company continues to service this market, sales opportunities within this market are limited.

     Products

               Powerwave designs and manufactures both single channel and multi-channel ultra-linear power amplifiers which are sold into the cellular and air-to-ground markets. The single channel products sold into these markets include the LP product series and the multi-channel products include the MCA product series. The Company also designs and manufactures single channel power amplifiers which are sold into the SMR and paging markets. The products sold into these markets include the RF, LP, KW and LDA product series.

               Powerwave's ultra-linear multi-channel amplifiers utilize a single feed forward loop, which allows greater operating efficiency and requires approximately 25% less electrical current than competing multi-loop designs. The Company's amplifiers employ a microprocessor based feed-forward loop design which results in better tracking between the pilot tone and the actual signal and reduces interference. Powerwave's multi-channel design also utilizes an actively switched output combiner (3 or 4 way), which allows any number of amplifiers to be "hot-swapped" without a significant loss of power. This design allows for true cold standby switching of a standby amplifier, thereby providing network operators with a backup redundancy solution for even greater reliability. The Company is also in the process of designing and testing both single channel and multi-channel ultra-linear power amplifiers for the emerging PCS marketplace.

               MCA Series. The MCA Series offers ultra-linear multi-channel power amplifier technology for CDMA, TDMA and GSM digital cellular systems positioned between 800-960 MHz, as well as analog systems utilizing AMPS, TACS, ETACS and SETACS protocols. The amplifiers are designed to be installed in racks of three or four amplifiers. Smart combiner paralleling units allow both higher power as well as system redundancy, which is the ability of the system to remain in operation in the event of the failure of one or more of the paralleled amplifiers. When combined, the units have "hot swap" capabilities whereby one unit can be removed from the rack while all others remain in operation. All MCA series multi-channel amplifiers provide remote status/fault monitoring capabilities.

               The MCA8000-250, which the Company believes is the leading amplifier in South Korea's nationwide digital cellular system, produces 25 Watts (W) average, 250W peak, power per channel with maximum distortion of -60dBc. Up to 4 units can be combined in parallel utilizing the Company's fully redundant smart combiner racks for effective average power ratings of 20W, 45W, 70W, and 90W.

               In August 1996, the Company introduced its second generation multi-channel amplifier, the MCA9000-400 which produces 40W average, 400W peak, power per channel with maximum distortion of -65dBc, while retaining its predecessor's hot swap, paralleling, and redundancy capabilities. Generally, as compared to the MCA 8000-250, one less amplifier can be used to achieve a similar power rating, thus decreasing the effective cost per watt to the service operator. Combining up to 3 units in a rack yields effective power ratings of 32W, 70W and 100W.

               Powerwave also offers within the MCA Series other standard linear products including 40W Class A and 250W Class AB amplifiers which are used in applications requiring reduced linearity or power.

               PCS Series. The PCS Series will offer both single and multi-channel amplifiers for use in PCS networks that operate in the international DCS-1800 frequency of 1.8 gigahertz (GHz) and the new United States PCS band at 1.9GHz. Typical system applications include CDMA, TDMA, and GSM protocols with output power ranging from 5W to 36W. The PCS Series of multi-channel amplifiers will offer similar power combining, system redundancy, and remote status/fault monitoring capabilities as the Company's MCA Series with output power ranging from 10W to 100W and distortion of -60dBc.

               RF Series. The RF Series is the Company's standard single channel analog amplification product for SMR, paging, repeater and trunking applications. These amplifiers operate in discreet bands within the 30 MHz to 960 MHz frequency range with input powers ranging from 10mW to 70W and produce output powers ranging from 50W to 160W. These amplifiers have been designed for simple installation and maintenance and are fully modular for quick and easy field service.

               LP Series. The LP Series is a single channel analog amplifier similar to the Company's RF Series amplifiers, but in a smaller 5 1/4" format. The LP Series is used in SMR, paging, repeater and trunking applications. These amplifiers also operate in the 35 MHz to 960 MHz frequency range with input powers ranging from 200mW to 20W and produce output power ranging from 30W to 60W.

               KW Series. The KW Series provides single channel amplification for analog and digital paging systems, SMR, repeaters and trunking. Amplifiers in the KW Series operate in the frequency range of 35 to 960 MHz and are compatible with most transmitters. These amplifiers operate with input powers ranging from 150mW to 40W and produce 250W, 320W or 450W of power output. Front panel metering allows users to easily monitor forward and reflected RF power output and many other critical functions. These units have hot swap capabilities and can be combined to produce 750W, 1000W and 1500W of output.

               LDA Series. The LDA Series provides broadband digital or analog amplification as a "building block" in larger amplification systems or as a stand-alone amplifier. The LDA Series products are used as a building block for applications involving electronic counter measures ("ECM") and radar systems. The products are also used as stand alone amplifiers for applications in laboratory testing, medical research and multi-band transceivers and are designed to operate in wide frequency ranges between 20MHz to 1GHz with output powers ranging from 5W to 150W.

               The Company's multi-channel power amplifiers range in price from $5,000 to $15,000 per amplifier, based upon the specification requirements. The Company's single channel amplifiers range in price from $1,000 to over $10,000 per amplifier depending upon product type and specifications. The Company also sells racks to install and combine multiple amplifiers, ranging in price from $1,000 to $5,000, depending upon specifications.

The Company's primary products are summarized below:

-------------------------------------------------------------------------
                Powerwave Multi-Channel Amplifier Configurations
-------------------------------------------------------------------------
                                              Avg.
 Product                                     Power
 Series      Protocol     Frequency (MHz)   (Watts)    Linearity (dBc)
-------------------------------------------------------------------------
          Cellular:
  MCA        CDMA             851-960         25-100        -65
  MCA        TDMA             851-960         25-100        -65
  MCA        GSM              851-960         30-90         -70
-------------------------------------------------------------------------
          PCS:***
  PCS        CDMA            1805-1880        10-100        -60
  PCS        DCS-1800 TDMA   1805-1880        10-100        -60
  PCS        CDMA            1930-1990        10-100        -60
  PCS        TDMA            1930-1990        10-100        -60
-------------------------------------------------------------------------

     ----------------------------------------------------------------------
               Powerwave Single Channel Amplifier Configurations
     ----------------------------------------------------------------------

     ----------------------------------------------------------------------
      Product
      Series       Protocol       Frequency (MHz)    Avg. Power (Watts)
     ----------------------------------------------------------------------
                   Cellular:
        LP           CDMA              851-960            10-120
        LP           TDMA              851-960            10-120
        LP            GSM              851-960            10-120
     ----------------------------------------------------------------------
                    PCS:***
        PCS          CDMA            1805-1880             5-36
        PCS          TDMA            1805-1880
        PCS          CDMA            1930-1990             5-36
        PCS          TDMA            1930-1990
        PCS           GSM            1930-1990              25
     ----------------------------------------------------------------------
                  SMR/PAGING:
        RF                              30-960            50-160
        LP                              30-960            30-60
        KW                              30-960           250-450
        LDA                            20-1000            5-150
     ----------------------------------------------------------------------

***  Products in development or prototype stage.


Customers

     The Company sells its products to a wide variety of customers worldwide. During the nine months ended September 29, 1996, sales to Hyundai, LGIC and Samsung accounted for 69% of total sales and are expected to account for a higher percentage of sales during the remainder of 1996. Each of these customers accounted for more than 10% of the Company's net sales in the period. The loss of any of these customers, or a significant loss, reduction or rescheduling of orders from any of these customers, could have a material adverse effect on the Company's business, results of operations and financial condition. Sales to In-Flight also accounted for more than 10% of total sales for the nine months ended September 29, 1996. See "Risk Factors--Customer Concentration; and --Reliance upon South Korean Market and Growth of Wireless Services Market."

       The Company also sells to a wide variety of wireless equipment suppliers, including ADC Kentrox Industries, Inc., AirNet Communications Corp., In-Flight Phone Corp., GTE Airfone Corp., Metawave Communications Corporation, Motorola Corporation, Phoenix Wireless Group, Inc. and Uniden Corporation.

Marketing and Distribution, International Sales

       Powerwave sells its products through a highly-technical direct sales force and through independent sales representatives. Direct sales personnel are assigned to geographic territories and, in addition to sales responsibilities, manage networks of independent sales representatives within the United States. The Company recently implemented a network of independent sales representatives selected for their familiarity with potential customers of the Company and knowledge of the wireless infrastructure market. Both the direct sales personnel and independent sales representatives generate product sales, provide product and customer service, and provide customer feed back for product development. In addition, the sales personnel and independent sales representatives receive support from the Company's marketing, product support and customer service departments. As the Company's potential customer base expands, the Company intends to further expand its network of independent sales representatives.

       The Company's marketing efforts are focused on establishing and developing long-term relationships with potential customers. Sales cycles for certain of the Company's products, particularly its base station power amplifiers are lengthy, typically ranging from 6 to 18 months. As is customary in the industry, sales are made through standard purchase orders which can be subject to cancellation, postponement or other types of delays. While certain customers provide the Company with forecasted needs, they are not bound by such forecasts and the Company does not recognize orders until actual purchase orders are received from the customer.

       International sales of the Company's products amounted to 8.0%, 8.7%, 67.1% and 72.5% of net sales for the years ended December 31, 1993, 1994 and 1995 and for the nine-month period ended September 29, 1996, respectively. Foreign sales of some of the Company's products are subject to national security and export regulations and may require the Company to obtain a permit or license. In recent years, the Company has not experienced any material difficulty in obtaining required permits or licenses. Foreign sales also subject the Company to risks related to political upheaval and economic downturns in foreign nations. In addition, the Company's foreign customers typically pay for the Company's products with U.S. dollars. As such, a strengthening of the U.S. dollar as compared to a foreign customer's local currency would effectively increase the price of the Company's products for that customer, thereby making the Company's products less attractive to such customers. See "Risk Factors-- Risks of Doing Business in International Markets."

       The Company's warranties vary by product type and range from one to three years. Warranty obligations and other maintenance services for the Company's products are performed by the Company in California and Seoul, South Korea. While the Company currently has one service employee located in South Korea, it is in the process of increasing its South Korean based service capabilities and will be utilizing its South Korean location to provide service support for the Asian region.

Product Development

       Powerwave intends to continue to dedicate significant resources to the research and development of new methods to improve amplifier performance, including reduced noise and increased power in the RF amplification process. The Company's development efforts also seek to reduce the cost and increase the manufacturing efficiency of existing products. The Company's research and development staff consisted of 43 people as of September 29, 1996. Expenditures for product development amounted to approximately $.6 million in 1993, $1.4 million in 1994, $2.3 million in 1995, and $4.0 million for the nine months ended September 29, 1996.

       The Company believes that further reductions in noise may be attained through digital processing, regulating amplifiers with software and other techniques, as well as through continued improvements in traditional feedforward technology. The Company intends to continue to dedicate significant resources to research and develop new methods to improve the performance of its existing amplifiers for use in cellular networks and to develop a full line of amplifiers for PCS networks.

Competition

       The wireless communications infrastructure equipment industry is extremely competitive and is characterized by rapid technological change, new product development and product obsolescence, evolving industry standards and significant price erosion over the life of a product. The principal elements of competition in the Company's market include performance, functionality, reliability, pricing, quality, the ability to design products which can be efficiently manufactured in volume production, time-to-market delivery capabilities and standards compliance. While the Company believes that overall it competes favorably with respect to the foregoing elements, there can be no assurance that it will be able to continue to do so.

       Currently, the Company competes primarily with Avantek (a division of Hewlett Packard), M/A-COM, Inc. (a subsidiary of AMP, Inc.), Microwave Power Devices, Inc. and Spectrian Corporation, in addition to the amplifier manufacturing operations captive within certain of the leading wireless infrastructure OEMs. Certain of the Company's current and potential competitors have significantly greater financial, technical, manufacturing, sales, marketing and other resources than the Company and have achieved greater name recognition for their existing products and technologies than has the Company.

       The Company's success depends in part upon the rate at which OEM customers incorporate the Company's products into their systems. The Company believes that a substantial portion of the present worldwide production of amplifiers is captive within the internal manufacturing operations of a small number of wireless infrastructure OEMs and that these amplifiers are offered for sale as part of their wireless systems. These OEMs include, among others, Ericsson, Lucent, Motorola, Nokia and Nortel. In addition, Samsung, a significant customer of the Company, manufactures power amplifiers in addition to purchasing such components from the Company. The Company believes that these OEMs, as well as other customers of the Company, continuously evaluate whether to manufacture their own RF power amplifiers rather than purchase them from third-party vendors such as the Company. These and other large manufacturers of wireless infrastructure equipment could also determine to offer and sell their power amplifiers to other OEMs or customers of the Company and compete directly with the Company. In addition, these or other OEMs may enter into joint ventures or strategic relationships with the Company's competitors, in which event the Company's ability to sell products to such OEMs could be reduced or eliminated.

       The Company has experienced significant price competition and expects price competition in the sale of RF power amplifiers to increase. No assurance can be given that the Company's competitors will not develop new technologies or enhancements to existing products or introduce new products that will offer superior price or performance features. The Company expects its competitors to offer new and existing products at prices necessary to gain or retain market share. Certain of the Company's competitors have substantial financial resources, which may enable them to withstand sustained price competition or a downturn in the market better than the Company. There can be no assurance that the Company will be able to compete successfully in the pricing of its products, or otherwise, in the future.

Backlog

       The Company's backlog of orders was approximately $18.8 million on September 29, 1996 compared to approximately $18.1 on December 31, 1995. A substantial portion of the backlog at September 29, 1996 is due to orders from customers for the South Korean market. The Company includes its backlog all accepted product purchase orders with respect to which a delivery schedule has been specified for product shipment within six months. Product orders in the Company's backlog are subject to changes in delivery schedules or to cancellation at the option of the purchaser without significant penalty. The Company regularly reviews its backlog of orders to ensure that it adequately reflects product orders expected to be shipped within a six month period. The Company makes adjustments as customer delivery schedules change as well as in response to changes in the Company's production schedule. Accordingly, although useful for scheduling production, backlog as of any particular date may not be a reliable indicator of sales for any future period.

Manufacturing and Suppliers

       In July 1996, the Company relocated to an expanded headquarters and manufacturing facility in Irvine, California. The Company's manufacturing process involves the assembly of numerous individual components, and precise fine-tuning by technically oriented production personnel. The parts and materials used by the Company consist primarily of printed circuit boards, specialized subassemblies, fabricated housings, relays, and small electric circuit components, such as integrated circuits, semiconductors, resistors and capacitors. The Company manufactures products to fill firm orders and to meet forecasts received from its major customers.

       The Company continually attempts to reduce manufacturing costs while retaining product quality. The Company purchases a significant quantity of its materials and components from several suppliers through blanket purchase orders. The Company acquires certain key components from single sources, but believes alternative sources could be arranged if the Company were unable to continue to procure such components from its current sources. If the Company were unable to replace the supplier of these components in a timely fashion, its operating results and financial condition could be materially adversely affected. In recent years, the Company has experienced no significant difficulty in obtaining necessary supplies.

       The Company is currently in the process of attempting to qualify for ISO 9001 certification, a uniform worldwide quality-control standard. Numerous customers and potential customers throughout the world, particularly in Europe, require that their suppliers be ISO certified. In addition, many such customers require that their suppliers purchase components only from subcontractors that are ISO certified. If the Company is unable to obtain its ISO certification, it may have difficulty selling to customers who require an ISO certification. The inability to sell to such customers could have adverse effect upon the Company's operating results and financial condition.

Intellectual Property

       The Company relies primarily upon trade secrets to protect its intellectual property. The Company generally enters into confidentiality and non-disclosure agreements with its employees and limits access to and distribution of its proprietary information. In addition, the Company has applied for a U.S. patent for its proprietary implementation of feedforward technology and regularly examines various aspects of its technology for possible patent applications. The Company believes that its success depends upon the knowledge and experience of its management and technical personnel and its ability to market its existing products and to develop new products.

       The Company's ability to compete successfully and achieve future revenue growth will depend, in part, on its ability to protect its proprietary technology and operate without infringing upon the rights of others. There can be no assurance that these measures will successfully protect the Company's intellectual property or that the Company's intellectual property or proprietary technology will not otherwise become known or be independently developed by competitors. In addition, the laws of certain countries in which the Company's products are or may be sold may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. The inability of the Company to protect its intellectual property and proprietary technology could have a material adverse effect on its business, results of operations and financial condition. As the number of patents, copyrights and other intellectual property rights in the Company's industry increases, and as the coverage of these rights and the functionability of the products in the market further overlap, the Company believes that its products may increasingly become the subject of infringement claims. The Company may in the future be notified that it is infringing upon certain patent or other intellectual property rights of others. Although the Company has not received any such notification to date and there are no pending or threatened intellectual property lawsuits against the Company, there can be no assurance that such litigation or infringement claims will not occur in the future. Such litigation or claims could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, results of operations and financial condition. A third party claiming infringement may also be able to obtain an injunction or other equitable relief, which could effectively block the ability of the Company or its customers to distribute, sell or import into the United States allegedly infringing products. If it appears necessary or desirable, the Company may seek licenses under patents or other rights from third parties covering intellectual property that the Company is allegedly infringing. No assurance can be given, however, that any such licenses could be obtained on terms acceptable to the Company, if at all. The failure to obtain the necessary licenses or other rights could have a material adverse effect on the Company's business, results of operations and financial condition.

Properties

       The Company's Irvine, California, headquarters and manufacturing facility occupy an aggregate of approximately 78,000 square feet under a lease expiring in 2006. The Company believes that its current facilities provide adequate expansion capabilities for its operations. The Company is currently subletting to an unrelated party approximately 27,000 square feet of additional expansion space connected to its new facility. This space can be made available to the Company when the existing sub-lease expires in April 1997.

Employees

       As of September 29, 1996, the Company had 265 full and part-time employees, including 43 in research and development, 11 in sales and marketing and 32 in corporate and administration. None of the Company's employees are represented by a union. The Company believes that its relations with its employees are good.

Legal Proceedings

       On October 4, 1996, Mr. Ernest Johnson, a shareholder of the Company, filed suit against the Company and certain of the other shareholders of the Company in the Superior Court of Orange County, California. Mr. Johnson claims that, in contravention of an alleged agreement, the Company and certain other shareholders, including Alfonso Cordero, engaged in certain transactions which improperly diluted his ownership interest in the Company to below five percent. In particular, Mr. Johnson claims that in 1992 the Company wrongfully failed to give him notice of a purported right to purchase approximately 488,250 shares of the Company's Common Stock then being sold by a third party at a purchase price of approximately $.005 per share, as adjusted for stock splits, and, as a result, such shares were then purchased by certain other shareholders of the Company. Mr. Johnson also alleges that the Company wrongfully failed to allow him to participate in various real property transactions involving the Company and certain of its shareholders. Mr. Johnson seeks unspecified monetary damages and costs as well as equitable remedies, including an order entitling him to the 488,250 shares and an accounting of the proceeds arising out of the real property transactions. Mr. Johnson also seeks punitive damages. Although the Company believes Mr. Johnson's claims are without merit and it is too early to determine the ultimate outcome of such suit, the Company intends to contest vigorously any action against the Company. There can be no assurance as to the eventual outcome of such actions. Any issuance of shares by the Company as a result of Mr. Johnson's claims would have a dilutive effect on the per share net tangible book value of the Company. See "Dilution." Any determination against the Company in the litigation or the settlement of such claims could have a material adverse effect on the Company's business, results of operation and financial condition. See "Risk Factors--Legal Proceedings." The Company is not a party to any other material legal proceedings.

                                   MANAGEMENT

Directors and Officers

       The following table sets forth certain information regarding the Company's directors and officers:

           Name              Age   Position
           ----              ---   --------


Alfonso G. Cordero (2)...     55   Chairman of the Board
Bruce C. Edwards.........     42   President, Chief Executive Officer and
                                   Director
Peter L. Manno...........     54   Executive Vice President
Mercy B. Cordero.........     47   Vice President, Administration
Kevin T. Michaels........     38   Vice President, Finance, Chief Financial
                                   Officer and Secretary

Ki Y. Nam................     36   Vice President, New Business Development
Richard D. Posner........     53   Vice President, Engineering
Eric A. Tanner...........     36   Vice President, Operations
Mark D. Winters..........     35   Vice President, Quality
Gregory M. Avis (1)......     37   Director
David L. George (1)......     43   Director
Eugene L. Goda (2).......     60   Director
Rich Shapero (2).........     48   Director
Sam Yau (1)..............     47   Director


----------------------
(1) Member of Audit Committee of the Board of Directors.
(2) Member of Compensation Committee of the Board of Directors.


       Alfonso G. Cordero, one of the founders of the Company, has served as a director since the Company's inception. From June 1985 to January 1996, Mr. Cordero served as Chief Executive Officer of the Company and currently serves as Chairman of the Company. Mr. Cordero is married to Mercy B. Cordero, Vice President, Administration.

       Bruce C. Edwards joined the Company in February 1996 as President and Chief Executive Officer and Director. Mr. Edwards was Executive Vice President, Chief Financial Officer and Director of AST Research, Inc., a personal computer company, from July 1994 to December 1995 and Senior Vice President, Finance and Chief Financial Officer of AST Research, Inc. from March 1988 to July 1994. Mr. Edwards currently serves on the Board of Directors of Diamond Multimedia Systems, Inc. and HMT Technology, Inc.

       Mercy B. Cordero has served as Vice President, Administration of the Company since June 1985. From January 1985 to June 1985, Mrs. Cordero served as President of the Company. Mrs. Cordero is married to Alfonso Cordero, Chairman of the Company.

       Peter L. Manno joined the Company in April 1996 as Executive Vice President. Prior to joining the Company, Mr. Manno served as Corporate Vice President, Sales and Marketing of M/A-Com Corporation, a wireless network amplifier company, from February 1992 to April 1996. From August 1984 to December 1991, Mr. Manno was Vice President of Sales and marketing for Avantek, Inc., a wireless network amplifier company.

       Kevin T. Michaels joined the Company in June 1996 as Vice President, Finance and Chief Financial Officer and was appointed Secretary in June 1996. Prior to joining the Company, Mr. Michaels worked for AST Research, Inc. for eight years, most recently as Vice President, Treasurer from October 1995. From July 1991 to October 1995 Mr. Michaels was Treasurer of AST Research, Inc. and from June 1986 to June 1991, he was Assistant Treasurer.

       Ki Y. Nam has served as Vice President, New Business Development of the Company since November 1995 Mr. Nam has held various positions with the Company, including Senior Engineer and Vice President, Engineering, since joining the Company in April 1989.

       Richard D. Posner joined the Company in July 1996 as Vice President, Engineering. Prior to joining the Company, Dr. Posner served as Vice President, Engineering at Whittaker Electronic Systems, Inc., a telecommunications and electronic equipment company, from February 1990 to June 1996. Prior to joining Whittaker, Dr. Posner co-founded 3DBM Systems, Inc., where he served as Vice President of Engineering.

       Eric A. Tanner has served as Vice President, Operations since June 1995. Prior to joining the Company, Mr. Tanner was employed, from January 1986 to May 1995, in various managerial roles at Spectrian Corporation, a wireless network amplifier company, in Mountain View, California. Mr. Tanner served as Director of Manufacturing at Spectrian Corporation from January 1992 to May 1995. Prior to his employment at Spectrian, Mr. Tanner was employed at Motorola Inc.'s RF Power Device Group.

       Mark D. Winters has served as Vice President, Quality of the Company since June 1996. From May 1995 to June 1996, Mr. Winters served as Vice President, Engineering of the Company. From July 1992 to May 1995, Mr. Winters was with E-Systems, Inc., and served as Division Manager, Electronics Manufacturing. From December 1989 to July 1992, he was with DSC Communications, Inc., a telecommunications equipment company, serving as Manager, Manufacturing Engineering.

       Gregory M. Avis has been a member of the Company's Board of Directors since October, 1995. Mr. Avis has been a managing partner of Summit Partners, a venture capital investment firm, since January 1990. Mr. Avis also serves on the Board of Directors of CMG Information Services, Inc. and Digital Link Corp.

       David L. George has been a member of the Company's Board of Directors since November 1995. Mr. George has served as Executive Vice President of Unique Technologies International, L.L.C., an SMR network company, since February 1994. From November 1983 to February 1994, Mr. George served as Vice President, Director of Operations, Commercial Division of Uniden America.

       Eugene L. Goda has been a member of the Company's Board of Directors since November 1995. For the past year, Mr. Goda has been a consultant and private investor. From October 1991 to October 1995, Mr. Goda served as CEO of Simulation Sciences, Inc., a software company. From July 1989 to September 1991, he served as CEO of Meridian Software Systems.

       Rich Shapero has been a member of the Company's Board of Directors since October 1995. Mr. Shapero has been a general partner of Crosspoint Venture Partners, a venture capital investment firm, since April 1993. From January 1991 to June 1992, he served as Chief Operating Officer of Shiva Corporation, a computer network company.

       Sam Yau has been a member of the Company's Board of Directors since November 1995. Mr. Yau has served as Chief Executive Officer of National Education Corporation, an education training and supply company, since May 1995. From May 1993 to November 1994, he served as Chief Operating Officer of Advacare, Inc. and from May 1987 to May 1993 as Senior Vice President, Finance and Administration of Archive Corporation (now part of Seagate Technologies, Inc.). Mr. Yau currently serves on the Board of Directors of National Education Corporation.

Election of Directors and Officers

       Each member of the Company's Board of Directors was elected pursuant to a Stockholders' Agreement dated October 10, 1995 (the "Stockholders' Agreement"), by and among the Company and all shareholders of the Company on such date. The Stockholders' Agreement contains a voting agreement for the election of directors which expires on the closing of the Offering.

Board Committees and Compensation

       The Audit Committee of the Board of Directors consists of Messrs. Avis, George and Yau. The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit and the independent accountants' letter of comments and management's response thereto, any major accounting changes made or contemplated and the effectiveness and efficiency of the Company's internal accounting staff.

       The Compensation Committee consists of Messrs. Cordero, Goda and Shapero. The Compensation Committee establishes renumeration levels for executive officers of the Company, reviews management organization and development and reviews executive compensation and significant employee benefit programs.

       The Company's directors receive $750 per meeting of Board of Directors. Following consummation of the Offering, the Company's directors will receive $1,500 per meeting of the Board of Directors. In addition, in connection with their joining the Company's Board of Directors, Messrs. George, Goda and Yau each were granted options to purchase 30,000 shares of Common Stock at an exercise price of $2.47 per share under the 1995 Stock Option Plan.

1996 Director Stock Option Plan

       On October 7, 1996, the Company adopted the 1996 Stock Option Plan for Directors (the "Director Plan") to be effective upon the completion of the Offering. The Director Plan provides for the grant by the Company of options to purchase up to an aggregate of 200,000 shares of Common Stock of the Company. The Director Plan provides that each member of the Company's Board of Directors who is not an employee or paid consultant of the Company automatically will be eligible to receive options to purchase stock under the Director Plan. Pursuant to the terms of the Director Plan, each director elected after the closing of the Offering will be granted an initial option under the plan covering 30,000 shares of Common Stock, which option shall vest as to 25% of the shares over four (4) years on the anniversary of the date of grant. Furthermore, on the closing of the Offering, and on each anniversary date thereof, each director who shall have been an eligible participant under the Director Plan for at least six
(6) months shall be granted an annual option under the Director lan to purchase 5,000 shares of Common Stock, which option shall vest on the fourth anniversary of the date of grant. The primary purposes of the Director Plan are to enhance the Company's ability to attract and retain well-qualified persons for service as directors and to provide incentives to such directors to continue their associations with the Company. There are no options outstanding under the Director Plan.

       In the event of a merger of the Company with or into another corporation, or a consolidation, acquisition of stock or assets or other change in control transaction involving the Company, each option becomes exercisable in full, unless such option is assumed by the successor corporation. In the event the transaction is not approved by a majority of the "Continuing Directors" (as defined in the Director Plan), each option becomes fully vested and exercisable in full immediately prior to the consummation of such transaction, whether or not assumed by the successor corporation.

Executive Compensation

       Summary Compensation. The following table sets forth summary information concerning compensation paid by, or accrued for services rendered to, the Company in all capacities during the fiscal year ended December 31, 1995 to the Company's Chairman, and the Company's other executive officer whose salary and bonus exceeded $100,000 (the "Named Executive Officers").

                           Summary Compensation Table

                               Annual Compensation
                          ----------------------------
         Name and                                               All Other
  Principal Position (1)            Salary       Bonus         Compensation
---------------------------       ----------   ----------      ------------

Alfonso G. Cordero........        $  85,000    $  268,000          None
  Chairman
Ki Y. Nam.................           85,000       125,000          None
  Vice President, New
  Business Development

----------------
(1) Bruce C. Edwards joined the Company as President and Chief Executive Officer on February 19, 1996 at an annual base salary of $135,000. Peter Manno joined the Company as Executive Vice President on April 4, 1996 at a base salary of $125,000 and an annual commission of $75,000. Although not Named Executive Officers for the fiscal year ending December 31, 1995, the Company anticipates that Mr. Edwards and Mr. Manno will each so qualify in future years.

Compensation Committee Interlocks and Insider Participation

       During the fiscal year ended December 31, 1995, the Company's Board of Directors, prior to the formation of the Compensation Committee, established the levels of compensation for the Company's executive officers. The following executive officers, one of which is also a director of the Company, participated in the deliberations of the Board regarding executive compensation that occurred during the fiscal year ended December 31, 1995: Alfonso G. Cordero, Chairman and Ki Y. Nam, Vice President, New Business Development.

       In October 1995, the Company entered into a Stock Purchase Agreement with investors affiliated with Summit Partners and Crosspoint Venture Partners, pursuant to which the Company issued to such investors 3,375,900 shares of Series A Preferred Stock for an aggregate purchase price of $15 million. Gregory
M. Avis and Rich Shapero, both members of the Board of Directors of the Company, are affiliated with Summit Partners and Crosspoint Venture Partners, respectively. As part of these transactions, the Company subsequently purchased 5,063,850 shares of its Common Stock from certain shareholders, including Alfonso G. Cordero and Ki Nam, for an aggregate purchase price of $12.5 million. Alfonso G. Cordero, Ki Y. Nam and the holders of Common Stock issued upon conversion of Series A Preferred Stock, are entitled to certain registration rights. See "Description of Capital Stock--Registration Rights."

       Pursuant to the Stockholders' Agreement, the Company and its then existing shareholders (the "Founders") agreed that the Company would redeem from the Founders, on a pro rata basis, one share of Common Stock for each share of Common Stock in excess of 1,170,000 issued by the Company upon the exercise of a Company stock option granted under the 1995 Plan at the exercise price for such option. Effective immediately prior to the consummation of the Offering, Stockholders and the Company agreed that this share redemption agreement applies only to the exercise of options to purchase a total of 768,615 shares of the Company's Common Stock. In connection with entering into the Stockholders' Agreement, the Company amended the 1995 Stock Option Plan to provide that all option grants in excess of 1,170,000 are subject to the approval of Alfonso G. Cordero and to give Mr. Cordero the right to terminate the Plan. See "--1995 Stock Option Plan."

       In August 1995, the Company entered into a Technology License Agreement with Unique Wireless Developments, L.L.C., a Delaware limited liability company. Under the agreement, the Company obtained exclusive rights to use certain amplifier technology for the SMR market in exchange for certain royalties, including a non-refundable (with certain exceptions) up front royalty totaling $300,000 of which $250,000 has been paid. David L. George, a member of the Board of Directors of the Company, is Executive Vice President of Unique Technologies International, L.L.C., an affiliate of Unique Wireless Developments, L.L.C.

       From November 1993 to June 1996, the Company leased its operating facility from 17500 Gillette Avenue Associates, a California general partnership (the "Partnership") owned by the holders of 98.5% of the Company's Common Stock prior to the Offering (and the conversion of Series A Preferred Stock), including Alfonso G. Cordero, an officer and director of the Company, and Ki Y. Nam, an officer of the Company. The Company also guaranteed a loan to the Partnership, the proceeds of which were used to purchase the real property and facility. In July 1996, the Company relocated its operating facility and entered into a lease with CNH, LLC, a California limited liability company (the "LLC") owned by the holders of 82% of the Company's Common Stock prior to the Offering (and the conversion of Series A Preferred Stock), including Messrs. Cordero and Nam. The lease expires on July 15, 2006. In connection with entering into this lease, the Company paid the LLC $1,000,000 in exchange for various improvements made to the new facility. In addition, the Company has incurred approximately $1,000,000 in leasehold improvements to the new facility.

       The Company has entered into indemnification agreements with its directors, certain officers and certain affiliated entities. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law. See "Limitations on Liability and Indemnification."

       On December 4, 1995, the Company granted to each of David George, Eugene Goda and Sam Yau options to purchase 30,000 shares of Common Stock at $2.47 per share. On January 19, 1996, the Company granted to Bruce Edwards options to purchase 450,000 shares of Common Stock at $2.67 per share. On March 4, 1996, the Company granted to Peter Manno options to purchase 300,000 shares of Common Stock at $2.67 per share. On June 10, 1996, the Company granted to Kevin Michaels options to purchase 90,000 shares of Common Stock at $4.67 per share. Upon completion of the Offering, the Company will grant to Peter Manno options to purchase 25,000 shares of Common Stock at the initial offering price per share.

       The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could otherwise be obtained from unaffiliated third parties.

1995 Stock Option Plan

       The Company's 1995 Stock Option Plan (the "1995 Option Plan") was adopted by the Company's shareholders and Board of Directors effective as of December 4, 1995 and provides for the granting of nonqualified stock options to purchase up to 1,938,615 shares of the Company's Common Stock. Under the 1995 Option Plan, shares of the Company's Common Stock may be granted to directors, officers and employees of the Company. As of September 29, 1996, 112,500 options have been exercised under the plan and there were 1,823,179 options outstanding under the 1995 Option Plan at a weighted average exercise price of $3.31.

       The 1995 Option Plan provides that the 1995 Option Plan itself and all outstanding options shall terminate upon the occurrence of a consolidation or merger in which the Company is not the surviving corporation, the sale of substantially of all the Company's assets and certain other similar events, in each case unless the 1995 Plan is assumed by the successor corporation.

       Pursuant to the Stockholders' Agreement, certain shareholders of the Company have agreed to have an equivalent number of their shares redeemed by the Company if options to purchase in excess of 1,170,000 and up to an aggregate of 1,938,615 shares of the Company's Common Stock are exercised by any of the option holders who acquire options under the Company's 1995 Stock Option Plan. The Stockholders' Agreement provides that the redemption price shall equal the exercise price for each applicable option. See "Compensation Committee Interlocks and Insider Participation."

       The 1995 Stock Option Plan provides that all option grants under the Plan in excess of 1,050,000 are subject to the approval of Alfonso G. Cordero. In addition, the Plan may be terminated at the discretion of Mr. Cordero.

1996 Stock Incentive Plan

       On October 7, 1996, the Company adopted the 1996 Stock Incentive Plan (the "1996 Plan"), to be effective upon the completion of the Offering. The 1996 Plan covers an aggregate of 1,500,000 shares of Common Stock plus any shares which are or become available for grant under the 1995 Plan. The 1996 Plan provides for the granting of "incentive stock options," within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory options and restricted stock grants to directors, officers, employees and consultants of the Company, except that incentive stock options may not be granted to non-employee directors or consultants. The purpose of the 1996 Plan is to provide participants with incentives which will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1996 Plan is administered by the Board of Directors, which has sole discretion and authority, consistent with the provisions of the 1996 Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under the 1996 Plan. There are no options outstanding under the 1996 Plan.

       In the event of a merger of the Company with or into another corporation, or a consolidation, acquisition of stock or assets or other change in control transaction involving the Company, each option becomes exercisable in full, unless such option is assumed by the successor corporation. In the event the transaction is not approved by a majority of the "Continuing Directors" (as defined in the 1996 Plan), each option becomes fully vested and exercisable in full immediately prior to the consummation of such transaction, whether or not assumed by the successor corporation.

Employee Stock Purchase Plan

       On October 7, 1996, the Company adopted the Employee Stock Purchase Plan (the "Purchase Plan"), to be effective upon the completion of the Offering, covering an aggregate of 500,000 shares of Common Stock. The Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, will be implemented by six-month offerings with purchases occurring at six month intervals commencing on the date of this Prospectus. The Purchase Plan will be administered by the Board of Directors. Employees will be eligible to participate if they are employed by the Company for at least 30 hours per week and if they have been employed by the Company for at least 180 days. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation. The price of stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the Common Stock at the beginning of each six-month offering period or on the applicable purchase date. Employees may end their participation in any offering period at any time during such period, and participation ends automatically on termination of employment. The Board may at any time amend or terminate the Purchase Plan, except that no such amendment or termination may adversely affect options previously granted under the Purchase Plan. There are no rights to purchase outstanding under the Purchase Plan.

401(k) Plan

       The Company has adopted a Future Income Program Plan and Trust (the "401(k) Plan") covering the Company's full-time employees located in the United States. The 401(k) Plan is intended to qualify under Section 401(k) of the Code, so that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to 15% of their base salary, subject to Internal Revenue Service limitations, and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions to the 401(k) Plan by the Company on behalf of all participants in the 401(k) Plan. The Company may match up to 10% of employee contributions. For fiscal 1995, the Company contributed $12,324 to the plan.

Limitations on Directors' Liability and Indemnification

       The Company's Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law and the Company's Amended and Restated Bylaws provide that the Company must indemnify its directors and officers and may indemnify its other employees and agents to the fullest extent permitted by law. The Company has entered into agreements to indemnify its directors and executive officers. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                       PRINCIPAL AND SELLING SHAREHOLDERS

       The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as September 29, 1996, as adjusted to give effect to the sale by the Company and the Selling Shareholder of the shares of Common Stock offered hereby by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially 5% or more of the Company's Common Stock, (ii) the Selling Shareholder, (iii) each of the Company's directors, (iv) each of the Named Executive Officers, and (v) all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                 Shares Beneficiary                          Shares Beneficially
                                                   Owned Prior to                                Owned After
                                                     Offering (1)          Number of            Offering (1)(2)
Directors, Named Executive Officers             ---------------------     Shares Being      -----------------------
and 5% and Selling Shareholders                  Owned       Percent        Offered          Number        Percent
--------------------------------------          -------     ---------     -------------     --------      ---------
Alfonso G. Cordero (3)..................      5,520,663        39.3%                        5,520,663        34.8%
    2026 McGaw Avenue
    Irvine, California 92614

Summit Partners (4).....................      4,304,272         30.6         300,000        4,004,272        25.2
    499 Hamilton Avenue,
    Suite 200
    Palo Alto, California 94301

Gregory M. Avis (5).....................      4,304,272         30.6         300,000        4,004,272        25.2

Ki Y. Nam (6)...........................      1,688,368         12.0                        1,688,368        10.6
    2026 McGaw Avenue
    Irvine, California  92614

Crosspoint Ventures (7).................        759,577          5.4                          759,577         4.8
       One First Street
       Palo Alto, California  94022

Rich Shapero (8)........................        759,577          5.4                          759,577         4.8

Bruce C. Edwards........................        112,500            *                          112,500           *

Charles Florman (9).....................        755,322          5.4                          755,322         4.8

David L. George (10)....................          7,500            *                            7,500           *

Eugene L. Goda (11).....................          7,500            *                            7,500           *

Sam Yau (12)............................          7,500            *                            7,500           *

All Executive Officers and
       Directors as a Group
       (8 persons)(13)..................     12,407,880         88.2         300,000       12,107,880        76.3

___________________
*Less than 1%
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days of September 29, 1996, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, to the knowledge of the Company the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)  Assumes that the Underwriters' over-allotment option is not exercised.

(3) Includes 11,250 shares, consisting of options exercisable within 60 days of September 30, 1996, owned by Mr. Cordero's spouse, an officer of the Company. Mr. Cordero disclaims beneficial ownership of such shares. Also includes 550,942 shares subject to redemption by the Company for shares of Common Stock issued by the Company in excess of 1,170,000 pursuant to the exercise of stock options under the 1995 Stock Option Plan. See "Management--1995 Stock Option Plan."

(4) Includes 2,076,855 shares held by Summit Ventures IV, L.P., 2,076,855 shares held by Summit Ventures III, L.P., and 150,562 shares held by Summit Investors II, L.P. Voting power with respect to shares held by Summit Ventures IV, L.P., Summit Ventures III, L.P. and Summit Investors II, L.P. is held solely by Gregory M. Avis.

(5) Consists of shares held by Summit entities, of which Mr. Avis is a designated representative and general partner. Mr. Avis disclaims beneficial ownership of all shares held by Summit entities except to the extent of his pecuniary interest therein.

(6) Includes 168,837 shares subject to redemption by the Company for shares of Common Stock issued by the Company in excess of 1,170,000 shares of Common Stock pursuant to the exercise of stock options under the 1995 Stock Option Plan. See "Management--1995 Stock Option Plan."

(7) Includes 736,606 shares held by Crosspoint Ventures Partners 1993 and 22,971 shares held by Crosspoint Ventures Partners Entrepreneurs 1993. Voting power with respect to shares held by Crosspoint Venture Partners 1993 and Crosspoint Ventures Partners Entrepreneurs 1993 is held solely by Rich Shapero.

(8) Consists of shares held by Crosspoint entities, of which Mr. Shapero is a designated representative. Mr. Shapero disclaims beneficial ownership of all shares held by Crosspoint entities except to the extent of his pecuniary interest therein.

(9) Includes 75,532 shares subject to redemption by the Company for shares of Common Stock issued by the Company in excess of 1,170,000 pursuant to the exercise of stock options under the 1995 Stock Option Plan. See "Management--1995 Stock Option Plan."

(10) Consists of options exercisable for 7,500 shares within 60 days of September 29, 1996.

(11) Consists of options exercisable for 7,500 shares within 60 days of September 29, 1996.

(12) Consists of options exercisable for 7,500 shares within 60 days of September 29, 1996.

(13) Includes 11,250 shares owned by Mr. Cordero's spouse (see note 3), 719,779 shares subject to redemption by the Company (see notes 3, 6 and 9) and options exercisable for 22,500 shares within 60 days of September 29, 1996 (see notes 10, 11 and 12).

                          DESCRIPTION OF CAPITAL STOCK

        Upon the completion of the Offering the authorized capital stock of the Company will consist of 40,000,000 shares of common stock, $.0001 par value ("Common Stock"), and 5,000,000 shares of preferred stock, $.0001 par value ("Preferred Stock").

Common Stock

        As of September 29, 1996, there were 8,998,650 shares of Common Stock outstanding held of record by eight shareholders. There will be 15,862,500 shares of Common Stock outstanding after the sale of the shares of Common Stock offered by the Company hereby, 300,000 shares of which will be sold in the Offering by the Selling Shareholder. See "Principal and Selling Shareholders."

        Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, and subject to the rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its shareholders. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and shares of Common Stock to be issued pursuant to the Offering shall be fully paid and nonassessable.

Preferred Stock

        Effective upon the closing of the Offering, each issued and outstanding share of Series A Preferred Stock will be converted into one and one-half (1.5) shares of Common Stock. After the Series A Preferred Stock is converted and retired, no shares of Preferred Stock will be outstanding.

        Upon the closing of the Offering, the Board of Directors will have the authority, without further action by the shareholders, to issue the authorized shares of Preferred Stock in one or more series and to fix the rights, preferences and privileges thereof, including voting rights, terms of redemption, redemption prices, liquidation preferences, number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. Although it presently has no intention to do so, the Board of Directors, without shareholder approval, could issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. This provision may be deemed to have a potential anti-takeover effect and the issuance of Preferred Stock in accordance with such provision may delay or prevent a change of control of the Company. See "Risk Factors--Effect of Certain Charter and Bylaw Provisions."

Registration Rights

        Under the terms of that certain Registration Rights Agreement, dated as of October 10, 1995, among the Company and certain holders of its securities, after the Offering and upon the expiration of the 180-day lock-up agreement with the Underwriters, the holders of approximately 13,650,000 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the agreement, certain holders of specified threshold amounts of "Registrable Securities" may demand that the Company register their securities for resale under the Securities Act, in which case all holders of their Registrable Securities may join in such demand registration. In addition, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the action of other shareholders (other than the holders of Registrable Securities), the holders of Registrable Securities are entitled to notice of such registration and are entitled to include their Registrable Securities therein. In either case, among other conditions and limitations, the underwriters have the right to limit the number of Registrable Securities included in any such registration. Certain holders of Registrable Securities also may require the Company to register, at the expense of the Company, all or a portion of their Registrable Securities on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations.

Delaware Law and Certain Charter Provisions

        The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested" shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless either
(i) prior to the date at which the person becomes an interested shareholder, the board of directors approves such transaction or business combination, (ii) the shareholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction, or (iii) the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested shareholder) at a meeting of shareholders (and not by written consent). A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested shareholder. For purposes of Section 203, an "interested" shareholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

        Upon the closing of the Offering, the Company's Amended and Restated Certificate of Incorporation will include a provision that allows the Board of Directors to issue Preferred Stock in one or more series with such voting rights and other provisions as the board of Directors may determine. The Amended and Restated Certificate of Incorporation also will eliminate the ability of shareholders to call special meetings and require advance notice to nominate a director or take certain other actions. These provisions may be deemed to have a potential anti-takeover effect and may delay or prevent a change of control of the Company.

Transfer Agent and Registrar

        The transfer agent and registrar for the Common Stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

        Prior to the Offering, there has been no public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and adversely affect the Company's ability to raise additional capital in the capital markets at a time and price favorable to the Company. As described below, no shares currently outstanding will be available for sale immediately after the Offering due to certain legal restrictions on resale.

        Upon completion of the Offering, the Company will have 15,862,500 shares of Common Stock outstanding. Of these shares, the 2,100,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless they are purchased by "affiliates" of the Company as that term is used under the Securities Act. The remaining 13,762,500 shares held by existing shareholders will be "restricted securities" as defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

        All officers, directors, existing shareholders and certain option holders have agreed with the Underwriters that they will not sell any of the 13,762,500 shares of Common Stock owned by them for a period of 180 days after the effective date of the Offering without the prior written consent of Alex. Brown & Sons Incorporated (the "180-day lock-up"). Furthermore, all option holders are precluded from selling any shares issuable to them through the exercise of options for a 180-day lock period, under the terms of such options. As a result of the 180-day lock-up, no shares of Common Stock will become available for sale in the public market under either Rule 144 or 144(k). Upon the expiration of the 180-day lock-up (or earlier upon the consent of Alex. Brown & Sons, Incorporated), 1,688,366 Restricted Shares (plus shares issuable upon exercise of then vested outstanding options) will be eligible for immediate sale in the public market in reliance on Rule 144(k) and 7,310,281 Restricted Shares will become eligible for sale subject to the volume and other restrictions of Rule 144 and, in some cases, Rule 701.

        In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the Offering, any person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 158,625 shares immediately after the Offering) or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about the Company. A person who is not an affiliate, has not been an affiliate within three months prior to the sale and has beneficially owned the Restricted Shares for a least three years is entitled to sell such shares under Rule 144(k) as currently in effect without regard to any of the limitations described above.

        In general, under Rule 701 as currently in effect, beginning 90 days after the effective date of the Offering, certain shares issued upon exercise of options granted by the Company prior to the date of this Prospectus will also be available for sale in the public market, subject to expiration of the 180-day lock-up period under the terms of such options. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144.

        The Company intends to file a registration statement on Form S-8 under the Act to register shares of Common Stock reserved for issuance under its stock option plans, thus permitting the resale of shares issued under the plan by non-affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing which is expected on or shortly after the closing of the Offering. It is anticipated that approximately 476,761 shares of Common Stock issuable upon exercise of currently outstanding options will become eligible for sale in the public market upon the expiration of the lock-up under the terms of such options, which expiration shall occur 180 days after the closing of the Offering.

        The Securities and Exchange Commission has recently proposed reducing the Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modification will have a material effect on the time when shares of the Company's Common Stock become eligible for resale.

                                 UNDERWRITING

        Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated, UBS Securities LLC and Wessels, Arnold & Henderson, L.L.C. have severally agreed to purchase from the Company and the Selling Shareholder the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                           Number of
        Underwriters                                         Shares
        -------------                                     ------------
        Alex. Brown & Sons Incorporated ........
        UBS Securities LLC. ....................
        Wessels, Arnold & Henderson, L.L.C. ....
                                                          ------------

        Total...................................             2,100,000
                                                          ============

        The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the shares of Common Stock offered hereby if any of such shares are purchased.

        The Company and the Selling Shareholder have been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price
less a concession not in excess of $   per share. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $   per share to
certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.


       The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 315,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it in the above table bears to 2,100,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,100,000 shares are being offered.

       The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

       The Selling Shareholder, all of the officers and directors and all other shareholders of the Company have agreed not to offer, sell, contract to sell, or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives of the Underwriters. See "Shares Eligible for Future Sale."

       The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.


       Prior to the Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiation between the Company, the Selling Shareholder and the Representatives of the Underwriters. The factors to be considered in such negotiations include prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.


                                 LEGAL MATTERS

       The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Shareholder by Stradling, Yocca, Carlson & Rauth, a Professional Corporation, Newport Beach, California. Certain legal matters will be passed upon for the Underwriters by Morrison & Foerster LLP, Irvine, California.


                                    EXPERTS

       The consolidated financial statements and schedule of the Company as of December 31, 1994 and 1995, and September 29, 1996 and for each of the three years in the period ended December 31, 1995 and the nine months ended September 29, 1996, included in this Prospectus and elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

       A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois, upon the payment of the fees prescribed by the Commission. The Registration Statement is also available through the Commission's Website on the World Wide Web at the following address: http://www.sec.gov.

                          POWERWAVE TECHNOLOGIES, INC.

                             --------------------

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----

Independent Auditors' Report ........................................       F-2

Consolidated Balance Sheets as of December 31, 1994, 1995 and
   September 29, 1996 ...............................................       F-3

Consolidated Statements of Income for the years ended
   December 31, 1993, 1994 and 1995 and the Nine Months Ended
   September 30, 1995 (Unaudited) and September 29, 1996 ............       F-4

Consolidated Statements of Shareholders' Equity for the years ended
   December 31, 1993, 1994 and 1995 and the Nine Months Ended
   September 29, 1996 ...............................................       F-5

Consolidated Statements of Cash Flows for the years ended
   December 31, 1993, 1994 and 1995 and the Nine Months Ended
   September 30, 1995 (Unaudited) and September 29, 1996 ............       F-6

Notes to Consolidated Financial Statements ..........................       F-7


INDEPENDENT AUDITORS' REPORT



To the Board of Directors of
 Powerwave Technologies, Inc.:


We have audited the accompanying consolidated balance sheets of Powerwave Technologies, Inc. (formerly Milcom International, Inc.) (the "Company") as of December 31, 1994, 1995 and September 29, 1996, and the related consolidated statements of income, shareholders' equity and of cash flows for each of the three years in the period ended December 31, 1995, and the nine months ended September 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994, 1995 and September 29, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, and the nine months ended September 29, 1996, in conformity with generally accepted accounting principles.


Costa Mesa, California
October 24, 1996

                         POWERWAVE TECHNOLOGIES, INC.
                         CONSOLIDATED BALANCE SHEETS

                                                              December 31,              September 29, 1996
                                                     -----------------------------  -----------------------------
                                                          1994          1995
                                                     -------------- --------------  -------------- --------------
                                                                                                      Pro Forma
ASSETS
Current Assets:
 Cash and cash equivalents..........................  $ 3,030,211   $  5,860,785   $ 10,389,407
 Short-term investments.............................      494,795
 Accounts receivable, net of allowance
  for doubtful accounts of $10,000,
  $122,532 and $402,368 at
  December 31, 1994, 1995 and
  September 29, 1996, respectively..................    1,428,224      3,103,990      5,168,070
 Inventories........................................    3,276,026      4,724,261      4,495,220
 Income tax refund receivable.......................                     609,550             --
 Prepaid expenses and other current assets..........       18,732         15,163        129,989
 Deferred tax assets................................      421,555      1,031,482      1,031,482
                                                      -----------   ------------   ------------
  Total current assets..............................    8,669,543     15,345,231     21,214,168
Property and equipment..............................    1,262,168      1,800,078      4,672,439
Accumulated depreciation and amortization...........     (380,355)      (734,285)      (980,596)
                                                      -----------   ------------   ------------
 Net property and equipment.........................      881,813      1,065,793      3,691,843
Other assets........................................                      52,299        153,517
                                                      -----------   ------------   ------------
TOTAL ASSETS........................................  $ 9,551,356   $ 16,463,323   $ 25,059,529
                                                      ===========   ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
 Accounts payable...................................  $   756,671   $  3,508,098   $  3,911,018      $  3,911,018
 Accrued expenses and other liabilities.............    1,937,821      2,080,446      4,382,157         4,382,157
 Dividends payable..................................                                  1,350,000                --
 Due to shareholders................................       90,000         50,000             --                --
 Current portion of long-term debt..................       93,765         66,824        108,681           108,681
 Income taxes payable...............................    2,304,855                       265,363           265,363
                                                      -----------   ------------   ------------      ------------
  Total current liabilities.........................    5,183,112      5,705,368     10,017,219         8,667,219
 Other non-current liabilities......................       50,000
 Long-term debt.....................................      176,044        137,526         41,395            41,395
                                                      -----------   ------------   ------------      ------------
 Total liabilities..................................    5,409,156      5,842,894     10,058,614         8,708,614
Commitments and contingency (Note 11):
Series A Convertible Preferred Stock (Note 6),
 $.0001 par value; 3,375,900 and 3,375,900
 shares authorized, issued and outstanding
 at December 31, 1995 and September 29, 1996,
 (Note 6) no pro forma shares at
 September 29, 1996.................................                  14,498,193     14,498,193
Shareholders' Equity (Deficit) (Notes 2, 6 and 9):
Preferred Stock, $.0001 par value;
 5,000,000 shares authorized and no
 shares outstanding.................................
Common Stock, $.0001 par value; 20,000,000
 shares authorized; 13,950,000, 8,886,150
 and 8,998,650 shares issued and
 outstanding at December 31, 1994 and
 1995 and September 29, 1996, 40,000,000
 shares authorized and 14,062,500 shares
 issued pro forma at September 29, 1996.............      740,000        471,380        771,380        15,269,573
Retained earnings...................................    3,402,200      7,882,236     11,962,720        13,312,720
Less treasury stock at cost.........................                 (12,231,380)   (12,231,380)      (12,231,380)
                                                      -----------   ------------   ------------      ------------
   Total shareholders' equity (deficit).............    4,142,200     (3,877,764)       502,720      $ 16,350,915
                                                      ===========   ============   ============      ============
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY.............................................  $ 9,551,356   $ 16,463,323   $ 25,059,529
                                                      ===========   ============   ============

  The accompanying notes are an integral part of these financial statements.

                         POWERWAVE TECHNOLOGIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME



                                                                                       Nine Months Ended
                                   Year Ended December 31,                   September 30,          September 29,
                                  --------------------------------------     -------------          -------------
                                     1993        1994          1995             1995                    1996
                                  -----------  -----------  ------------     -----------            ------------
                                                                             (Unaudited)

Net sales.......................  $8,717,021   $22,860,634  $36,044,438      $22,384,064            $ 43,594,547

Cost of sales...................   6,566,681    14,465,477    22,713,227      14,554,172              25,371,134
                                  ----------   -----------   -----------     -----------             -----------

Gross profit....................   2,150,340     8,395,157    13,331,211       7,829,892              18,223,413

Operating expenses (Note 10):

   Sales and marketing..........     386,981       570,276     1,557,282       1,012,637               3,314,715
   Research and development.....     581,126     1,432,544     2,252,254       1,401,390               4,034,140
   General and administrative...     559,291     1,517,704     1,958,228       1,287,884               2,003,390
                                  ----------   -----------   -----------     -----------             -----------

Total operating expenses........   1,527,398     3,520,524     5,767,764       3,701,911               9,352,245
                                  ----------   -----------   -----------     -----------             -----------

Operating income................     622,942     4,874,633     7,563,447       4,127,981               8,871,168

Other income (expense)..........      (5,298)      (19,892)       32,237            (236)                333,041
                                  ----------   -----------   -----------     -----------             -----------

Income before income taxes......     617,644     4,854,741     7,595,684       4,128,217               9,204,209

Provision for income taxes......     266,419     1,908,406     3,115,648       1,693,339               3,773,725
                                  ----------   -----------   -----------     -----------             -----------

Net income......................  $  351,225   $ 2,946,335   $ 4,480,036     $ 2,434,878             $ 5,430,484
                                  ==========   ===========   ===========     ===========             ===========

Pro forma net income per share..                             $       .30                             $       .36
                                                             ===========                             ===========

Pro forma weighted average
common shares...................                              14,910,067                              14,910,067
                                                             ===========                             ===========


   The accompanying notes are an integral part of these financial statements.

                         POWERWAVE TECHNOLOGIES, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)


                                                                                                             Total
                                             Common Stock            Treasury Stock                       Shareholders'
                                         ----------------------   ------------------------    Retained       Equity
                                           Shares       Amount     Shares       Amount        Earnings      (Deficit)
                                         ----------   ---------   ---------  -------------  -----------   ------------
Balance at January 1, 1993.........      13,950,000   $ 740,000                             $   104,640   $    844,640

Net income.........................                                                             351,225        351,225
                                        -----------   ---------                             -----------   ------------

Balance at December 31, 1993.......      13,950,000     740,000                                 455,865      1,195,865

Net income.........................                                                           2,946,335      2,946,335
                                        -----------   ---------                             -----------   ------------

Balance at December 31, 1994.......      13,950,000     740,000                               3,402,200      4,142,200

Repurchase of common stock
                   (Note 6):.......      (5,063,850)   (268,620)  5,063,850  $(12,231,380)                 (12,500,000)
Net income.........................                                                           4,480,036      4,480,036
                                        -----------   ---------   ---------  ------------   -----------   ------------


     Balance at December 31, 1995..       8,886,150     471,380   5,063,850   (12,231,380)    7,882,236     (3,877,764)
 Issuance of Common Stock
 related to the exercise
 of stock options (Note 9).........         112,500     300,000                                                300,000
 Preferred Stock dividends
  (Notes 2 and 6)..................                                                          (1,350,000)    (1,350,000)
 Net Income........................                                                           5,430,484      5,430,484
                                        -----------   ---------   ---------  ------------   -----------   ------------

Balance at September 29, 1996......       8,998,650   $ 771,380   5,063,850  $(12,231,380)  $11,962,720   $    502,720
                                        ===========   =========   =========  ============   ===========   ============


  The accompanying notes are an integral part of these financial statements.

                         POWERWAVE TECHNOLOGIES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   Nine Months Ended
                                                    Year Ended December 31,                 September 30,       September 29,
                                         ----------------------------------------------    ----------------    ---------------
                                            1993             1994              1995              1995               1996
                                         -----------      -----------      ------------      ------------        -----------
                                                                                              (Unaudited)
CASH FLOWS FROM OPERATING
ACTIVITIES:
 Net income...........................   $   351,225      $ 2,946,335      $  4,480,036       $ 2,434,878      $ 5,430,484
 Adjustments to reconcile net income to
    net cash provided by (used in)
    operating activities:
 Depreciation and  amortization.......       108,758          166,597           353,929            76,792          246,311
 Deferred income taxes................         7,072         (399,127)         (609,927)
 Changes in assets and liabilities:
    Accounts  receivable..............    (1,974,571)       1,127,618        (1,675,766)       (4,029,587)      (2,064,080)
    Inventories.......................      (563,609)      (2,350,424)       (1,448,235)       (2,074,537)         229,042
    Income tax refund receivable......                                         (609,550)                           609,550
    Prepaid expenses and other
    current assets....................        (4,786)          (5,694)          (48,730)          (55,254)        (114,826)
    Accounts payable..................     1,847,761       (1,277,867)        2,066,914         2,711,375          402,920
    Accrued expenses and
      other liabilities...............       106,237        1,379,052           737,138            57,457        2,301,711
    Other assets......................                                                                            (101,218)
    Income taxes payable..............       232,471        2,072,384        (2,304,855)       (1,806,662)         265,363
                                         -----------      -----------      ------------       -----------      -----------
 Net cash provided by (used in)
    operating activities..............       110,558        3,658,874           940,954        (2,685,538)       7,205,257

CASH FLOWS FROM INVESTING
ACTIVITIES:
   Purchase of property and equipment.      (415,818)        (207,502)         (537,909)         (129,657)      (2,872,361)
   Sale (purchase) of short-term
     investments......................                       (494,795)          494,795           448,111
                                         -----------      -----------      ------------       -----------      -----------
   Net cash provided by (used in)
   investing activities...............      (415,818)        (702,297)          (43,114)          318,454       (2,872,361)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Principal payments on long-
     term debt........................        (4,272)         (10,996)          (65,459)          (48,467)         (54,274)
  (Principal payments) borrowings
     on debt..........................       271,522         (273,884)
  Increase (decrease) in amounts due
     to shareholders..................                                                                             (50,000)
  Issuance of Preferred Stock.........                                       14,498,193
  Issuance of Common Stock............                                                                             300,000
  Preferred Stock dividend payable....                                                                           1,350,000
  Repurchase of Common Stock..........                                      (12,500,000)
  Preferred Stock dividends...........                                                                          (1,350,000)
                                         -----------      -----------      ------------       -----------      -----------
  Net cash provided by (used in)
      financing activities............       267,250         (284,880)        1,932,734           (48,467)         195,726
NET INCREASE (DECREASE) IN CASH

AND CASH EQUIVALENTS..................       (38,010)       2,671,697         2,830,574        (2,415,551)       4,528,622

CASH AND CASH EQUIVALENTS,
  beginning...........................       396,524          358,514         3,030,211         3,030,211        5,860,785
                                         -----------      -----------      ------------       -----------      -----------
CASH AND CASH EQUIVALENTS, end........   $   358,514      $ 3,030,211      $  5,860,785       $   614,660      $10,389,407
                                         -----------      -----------      ------------       -----------      -----------
SUPPLEMENTAL CASH FLOW
  INFORMATION:
Cash paid for:
   Interest...........................                    $    58,942      $     56,783       $    55,620      $    13,751
 Income taxes.........................   $    20,314      $   235,149      $  6,665,000       $ 3,525,000      $ 2,730,000
                                         ===========      ===========      ============       ===========      ===========
NONCASH ITEMS:
Acquisition of property
   through capital lease..............   $    77,318      $   248,141
                                         ===========      ===========

  The accompanying notes are an integral part of these financial statements.

                         POWERWAVE TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   Nature of Operations

          Powerwave Technologies, Inc. (formerly Milcom International, Inc.) (the "Company") is a Delaware corporation engaged in the design, manufacture and sale of RF power amplifiers and related electronic equipment for use in the wireless communications market. The Company manufactures both single channel and multi-channel amplifiers, with a focus on multi-channel products. The Company's products are currently being utilized on cellular base stations in both digital and analog-based networks. The Company's products support a wide range of digital and analog transmission protocols. The Company also produces power amplifiers for the SMR market, which is characterized as a two-way radio market with devices commonly utilized by police and emergency personnel and the business dispatch marketplace. The Company also manufactures air-to-ground amplifiers.


2.   Summary of Significant Accounting Policies

     Basis of Presentation

          The consolidated financial statements include the accounts of the Company and its foreign sales corporation. All intercompany balances and transactions have been eliminated in consolidation.

     Unaudited Information

          The information set forth in these consolidated financial statements for the nine months ended September 30, 1995 is unaudited. This information reflects all adjustments, consisting only of normal recurring adjustments, that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for these periods, results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

     Fiscal Year

          The Company operated on a calendar fiscal year basis through fiscal 1995. Commencing with fiscal year 1996, the Company has adopted a conventional 52/53 week accounting fiscal year. The Company's fiscal year ends on the Sunday closest to December 31st. Fiscal Year 1996 will end on December 29, 1996.

     Cash and Cash Equivalents

          Cash and cash equivalents generally consist of cash, time deposits, commercial paper, money market preferred stocks, money market funds and other money market instruments. The Company invests its excess cash in only investment grade money market instruments from a variety of industries and, therefore, bears minimal risk. These securities all have original maturity dates of three months or less. Such investments are stated at cost, which approximates fair value, and are considered cash equivalents for purposes of reporting cash flows.

     Short-Term Investments

          Short-term investments are valued at the lower of cost or market and consist of certificates of deposit and marketable securities. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, as of January 1, 1994. This statement specifies the accounting treatment of the Company's investments in equity securities based

                         POWERWAVE TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     on the investment classifications defined in the statement. The Company has classified the equity securities as available for sale and, in accordance with SFAS No. 115, they have been recorded at market value as of December 31, 1994. The market value approximated the carrying amount at December 31, 1994. The Company did not have short-term investments at December 31, 1995 or September 29, 1996.

     Accounts Receivable

          The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

     Inventories

          Inventories are stated at the lower of cost, determined on a first-in first-out basis, or market.

     Property and Equipment

          Property and equipment are stated at cost. The Company depreciates these assets using the straight-line method over the estimated useful lives of the various classes of assets, as follows:

          Machinery and equipment             3 to 5 years
          Office furniture and equipment      5 years
          Leasehold improvements              7 to 10 years
          Property under capital leases       3 to 5 years

     Other Assets

          Included in other assets is $11,061 of deferred offering costs incurred since July 1996 in connection with the proposed public offering. Such costs will be offset against the proceeds from such offering if successful. If the offering is unsuccessful, such costs will be expensed.


     Fair Value of Financial Instruments

          SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. Financial instruments are generally defined by SFAS No. 107 as cash or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity. At December 31, 1995 and September 29, 1996, management believes that the carrying amounts of cash, receivables and trade payables approximate fair value because of the short maturity of these financial instruments.

     New Accounting Pronouncement

          In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-based Compensation, which requires adoption of the disclosure provisions no later than years beginning after December 15, 1995 and adoption of the recognition and measurement provisions for nonemployee transactions no later than after December 15, 1995. The new standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method,

                         POWERWAVE TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period which is usually the vesting period.

          Pursuant to the new accounting standard, companies are encouraged, but are not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, but would be required to disclose in a note to the financial statements pro forma net income and, if presented, earnings per share as if the company had applied the new method of accounting. The Company has determined that it will not change to the fair value method and will continue to use Accounting Principle Board Opinion No. 25 for measurement and recognition of employee stock-based transactions (Note 9).

     Income Taxes

          The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefits result from the recognition of temporary differences between financial statement and income tax reporting of income and expenses.

     Revenue Recognition

          The Company recognizes revenue from product sales at the time of shipment. The Company also offers its customers, on a limited basis, a right of return on sales and records an estimate of such returns at the time of product delivery based on historical experience.

     Stock Split

          In October 1995, the Company's shareholders approved a 9,300 for one stock split of the Company's Common Stock. The Company also changed the number of common shares authorized from 1,000 shares to 20,000,000 shares and the par value per share from $1 per share to $.0001 per share. All Common Stock information included in the accompanying consolidated financial statements has been restated to reflect such stock split.

          In October 1996, the Company's Board of Directors approved a 3-for-2 stock split of the Company's Common Stock effective at or prior to the closing of the Company's initial public offering ("IPO") and increased the number of shares authorized Common Stock to 40,000,000. All share and per share information relating to Common Stock and conversion amounts relating to Series A Convertible Preferred Stock ("Series A Preferred Stock") and stock options included in the accompanying consolidated financial statements and footnotes have been restated to reflect the stock split for all periods presented.

     Pro Forma Net Income Per Share

          Pro forma net income per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding. Weighted average common and common equivalent shares include Common Stock, stock options using the treasury stock method and the assumed conversion of all outstanding shares of Series A Preferred Stock into shares of Common Stock.

                         POWERWAVE TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          Pursuant to Securities and Exchange Commission Staff Accounting Bulletin Topic 4D, stock options granted during the twelve months prior to the date of the initial filing of the Company's Form S-1 Registration Statement have been included in the calculation of common equivalent shares using the treasury stock method.

     Pro Forma Information

          The Company is preparing for an IPO of its Common Stock which, upon completion, will result in the conversion of all outstanding shares of Series A Preferred Stock into shares of Common Stock (Note 6). The accompanying pro forma information, which is unaudited, gives effect to the conversion of all outstanding shares of Series A Preferred Stock into Common Stock upon the closing of the IPO and the reversal of accrued dividends payable of $1,350,000 at September 29, 1996 (Note 6).

     Use of Estimates

          The preparation of the consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting years. Actual results could differ from those estimates.

     Customer Concentrations and International Sales

          The Company's product sales have historically been concentrated in a small number of customers. During the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and September 29, 1996, sales to three customers (four customers for nine months ended September 29, 1996) totaled $4,675,900, $14,861,190, $20,741,883,
     $10,780,340 and $35,477,332 or 54%, 65%, 58%, 48% and 81% of net sales, respectively. The loss of, or reduction in, sales to any such customers would have a material adverse effect on the Company's business, operating results and financial condition.

          During the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and September 29, 1996, international sales, primarily to the Asian market, were $696,400, $1,980,214, $24,202,747, $13,910,321 and $31,614,742, respectively.

     Supplier Concentrations

          Certain of the Company's products utilize components that are available in the short-term only from a single or a limited number of sources. In addition, in order to take advantage of volume pricing discounts, the Company purchases certain customized components for its power amplifiers from single sources. Any inability to obtain single sourced components in the amounts needed on a timely basis or at commercially reasonable prices could result in delays in product introductions or interruption in product shipments or increases in product costs, which could have a material adverse effect on the Company's business, operating results and financial condition until alternative sources could be developed.

                         POWERWAVE TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.    Inventories

     Inventories consist of the following at December 31, 1994 and 1995 and September 29, 1996:


                                1994        1995     September 29, 1996
                             ----------  ----------  ------------------

     Parts and components..  $1,898,484  $2,646,063       $3,209,726
     Work-in-process.......   1,338,525   1,695,172        1,052,571
     Finished goods........      39,017     383,026          232,923
                             ----------  ----------       ----------
     Total.................  $3,276,026  $4,724,261       $4,495,220
                             ==========  ==========       ==========

4.   Property and Equipment

     Property and equipment consist of the following at December 31, 1994 and 1995 and September 29, 1996:


                                      1994         1995      September 29, 1996
                                   -----------  -----------  -------------------

     Machinery and equipment.....  $  835,117   $1,062,094        $2,075,330
     Office furniture and
      equipment..................     239,835      538,398         1,322,102
     Leasehold improvements......     187,216      199,586         1,242,122
     Construction in progress....                                     32,885
                                                                  ----------
                                    1,262,168    1,800,078         4,672,439
                                   ----------   ----------        ----------
     Less accumulated depreciation
      and amortization               (380,355)    (734,285)         (980,596)
                                   ----------   ----------        ----------
     Net property and equipment..  $  881,813   $1,065,793        $3,691,843
                                   ==========   ==========        ==========

     Included in property and equipment are assets under capital lease of $351,801, $351,801 and $351,801 at December 31, 1994 and 1995 and September
     29, 1996, respectively. Accumulated amortization of assets under capital lease was $70,515, $140,875 and $193,642 at December 31, 1994 and 1995 and
     the nine months ended September 29, 1996, respectively. The $32,885 construction in progress at September 29, 1996 relates to additional tenant improvements at the Company's new headquarters facility.


5.   Financing Arrangements

     The Company had a revolving line of credit of $3,000,000 secured by substantially all of the Company's assets. The line of credit was collateralized by machinery and equipment, inventory and accounts receivable. Borrowings under the line bear interest at the bank's reference rate plus .25% (8.5% at December 31, 1995). The line of credit agreement contained covenants regarding certain financial statement amounts, ratios and activities of the Company. At December 31, 1995, one of the covenants was not met. The Company received a waiver related to this covenant. The line of credit expired in May 1996.

     On May 30, 1996, the Company entered into a new $5 million unsecured revolving credit agreement. This agreement allows the Company to borrow at the bank's reference rate (8.25% at September 29, 1996). The Company is required to pay a commitment fee equal to .125% per annum based on the average daily unused portion of the facility. The fee is payable quarterly in arrears. The line of credit will expire on May 31, 1997. The credit agreement contains covenants regarding certain financial statement amounts,

                         POWERWAVE TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     ratios and activities of the Company. At September 29, 1996, the Company was in compliance with all covenants.


6.   Shareholders' Equity

     Preferred Stock

          Series A Preferred Stock shares are convertible, at the holder's option, into shares of Common Stock on a 1 to 1.5 share basis. The conversion ratio may be adjusted from time to time in the event of certain diluting events. Conversion is automatic in the event of an initial public offering of the Company's Common Stock meeting certain specified criteria ("Qualifying IPO"). Unless a Qualifying IPO has occurred, the holders of the Series A Preferred Stock and any Common Stock issued upon conversion of the Series A Preferred Stock can require that the Company repurchase such securities upon a sale of substantially all the Company's assets, certain mergers and corporate reorganizations, or in October 2001 (with a twelve-month payout, if needed). Such repurchase would occur at the higher of fair market value or the initial purchase price. Dividends on Series A Preferred Stock are cumulative beginning in January 1996 and may be declared at the discretion of the Board of Directors; however, such dividends will not become payable if the Company completes a Qualifying IPO on or before December 31, 1996. The dividend rate is 12% per annum. Series A Preferred Stock shareholders have voting rights equal to the number of shares into which the Series A Preferred Stock is convertible into Common Stock. In the event of liquidation, dissolution or merger of the Company, each Series A Preferred Stock shareholder has a liquidation preference equal to approximately $4.44 per share of Series A Preferred Stock plus any declared but unpaid dividends or cumulative dividends beginning in January 1996. As of September 29, 1996, $1,350,000 of dividends payable had been accrued. Such dividends will not be paid if the Company completes a Qualifying IPO on or before December 31, 1996.

          Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock on a 1 to 1.5 basis on December 16, 2001 at a conversion price of approximately $2.96 per share subject to certain adjustments. Because there is no mandatory redemption of the Series A Preferred Stock, no accretion of additional amounts to the carrying values of such Series A Preferred Stock was recorded.

     Capital Transactions

          During October 1995, the Company sold 3,375,900 shares of Series A Preferred Stock at $4.44 per share and raised net proceeds of $14,498,193. The Company then used a portion of the proceeds to repurchase 5,063,850 shares of the Company's Common Stock at $2.47 per share from the shareholders. These shares are being held as treasury stock by the Company as of September 29, 1996.

                         POWERWAVE TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.   Income Taxes

     The provision for income taxes for the years ended December 31, 1993, 1994 and 1995 consists of the following:



                                       1993       1994         1995
                                     --------  -----------  ----------
      Current:
      Federal......................  $201,909  $1,800,618   $2,900,929
      State........................    52,118     506,915      824,646
                                     --------  ----------   ----------
      Total current provision......   254,027   2,307,533    3,725,575
     Deferred - federal and state..    12,392    (399,127)    (609,927
                                     --------  ----------   ----------
     Provision for income taxes....  $266,419  $1,908,406   $3,115,648
                                     ========  ==========   ==========

     The difference between income taxes provided in the financial statements and as required by the federal statutory rate of 35% for the years ended December 31, 1993, 1994 and 1995 is as follows:



                                        1993       1994         1995
                                      --------  -----------  -----------

     Taxes at federal statutory.....  $216,175  $1,699,159   $2,658,489
     State taxes, net of federal
      benefit.......................    37,583     286,608      460,427
     Accruals without tax effect....                            204,000
     Foreign sales corporation tax
      benefits......................                           (159,205)
     Other..........................    12,661     (77,361)     (48,063)
                                      --------  ----------   ----------
     Provision for income taxes.....  $266,419  $1,908,406   $3,115,648
                                      ========  ==========   ==========


     At December 31, 1994 and 1995, the Company's net deferred tax asset was comprised of the following major components:

                                             1994        1995
                                           ---------  ----------
     Depreciation of property............  $(19,271)  $    2,434
     Accruals and reserves...............   131,854      437,574
     Costs capitalized into inventories..   148,356      362,452
     State taxes.........................   160,616      229,022
                                           --------   ----------
     Net deferred tax asset..............  $421,555   $1,031,482
                                           ========   ==========

     The Company did not adjust its deferred tax asset during the nine months ended September 29, 1996 due to the immaterial effect on the financial statements.

                         POWERWAVE TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.   Profit-Sharing and Pension Plans

     The Company sponsors a 401(k) profit-sharing plan covering all eligible employees. For the years ended December 31, 1993, 1994 and 1995, the Board authorized $127,000, $270,000 and $340,000 in contributions to the profit-sharing plan, respectively.

     The 401(k) pension plan provides for Company matching participant contributions up to a maximum of 10% of each participant's annual contribution. Employee contributions are limited to 15% of base salary. Contributions for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and September 29, 1996 were $3,647, $9,594, $15,669, $12,326 and $15,683, respectively.


9.   Stock Option Plans

     1995 Stock Option Plan - Effective December 4, 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan"), as amended, to permit executive personnel, key employees and nonemployee members of the Board of Directors of the Company to participate in ownership of the Company. The 1995 Plan is administered by a committee consisting of two or more nonemployee directors and one employee of the Company. Each option agreement includes a provision requiring the optionee to consent to the terms of the agreement. The 1995 Plan provides for the grant of nonstatutory stock options under the applicable provisions of the Internal Revenue Code. The option price per share may not be less than 85% of the fair market value of a share of Common Stock on the grant date as determined by the Company's Board of Directors. In addition, the exercise price may not be less than 110% of the fair market value of a share of Common Stock on the grant date, as determined by the Company's Board of Directors, for any individual possessing 10% or more of the voting power of all classes of stock of the Company. Options generally vest at the rate of 25% on the first anniversary date and 2% per month thereafter and expire no later than ten years after the grant date. Up to 1,938,615 shares of the Company's Common Stock were reserved for issuance under the 1995 Plan. Under an agreement with the Company, certain shareholders have agreed that, once the Company has issued an initial 1,170,000 shares of Common Stock under the 1995 Stock Option Plan, any additional shares issued under that Plan upon an option exercise will be coupled with a pro rata redemption from those shareholders of an equal number of shares at a redemption price equaling the option exercise price.

     The following table summarizes activity under the Option Plan:


                                                                 Number of
                                                                  options
                                      Number of   Price per   exercisable as of
                                        shares      share     September 29, 1996
                                      ---------   ---------   ------------------
     Balance at January 1, 1995.....
       Granted......................    562,500   $2.47 - 2.71      150,151
                                      ---------   ------------   ----------

     Balance at December 31, 1995...    562,500    2.47 - 2.71      150,151
       Granted......................  1,436,400    2.67 - 4.67       54,877
       Exercised....................   (112,500)          2.67
       Cancelled....................    (63,221)   2.47 - 4.67
                                      ---------   ------------   ----------
     Balance at September 29, 1996..  1,823,179   $2.47 -$4.66      205,028
                                      =========   ============   ==========

                         POWERWAVE TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     At September 29, 1996, 2,936 options were available for grant under the Option Plan.

     The price at which options were granted at during 1995 and 1996 were based upon an independent appraisal of the value of the Company. The Company will record compensation expense of approximately $123,175 relating to the difference between estimated fair market value and the actual value of 28,425 options granted in September 1996 over the vesting term of such options. The first vesting of these options occurs during the third quarter of fiscal 1997.

     1996 Stock Incentive Plan - On October 7, 1996 the Company adopted the 1996 Stock Incentive Plan (the "1996 Plan"), to be effective upon the completion of the Company's planned initial public offering. The 1996 Plan covers an aggregate of 1,500,000 shares of Common Stock plus any shares which are or become available for grant under the 1995 Plan. The 1996 Plan provides for the granting of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory options and restricted stock grants to directors, officers, employees and consultants of the Company, except that incentive stock options may not be granted to non-employee directors or consultants. The purpose of the 1996 Plan is to provide participants with incentives which will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1996 Plan is administered by the Board of Directors, which has sole discretion and authority, consistent with the provisions of the 1996 Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under the 1996 Plan. There are no options outstanding under the 1996 Plan.

     1996 Director Stock Option Plan - On October 7, 1996 the Company adopted the 1996 Stock Option Plan for Directors (the "Director Plan"), to be effective upon the completion of the Company's planned initial public offering. The Director Plan provides for the grant by the Company of options to purchase up to an aggregate of 200,000 shares of Common Stock of the Company. The Director Plan provides that each member of the Company's Board of Directors who is not an employee or paid consultant of the Company automatically will be eligible to receive options to purchase stock under the Director Plan. Pursuant to the terms of the Director Plan, each director elected after the Company's initial public offering under the Securities Act of 1933 (the "Offering Date") will be granted an initial option under the plan covering 30,000 shares of Common Stock. Furthermore, on the Offering Date, and on each anniversary date thereof, each director who shall have been an eligible participant under the Director Plan for at least six (6) months shall be granted an annual option under the Director Plan to purchase 5,000 shares of Common Stock. There are no options outstanding under the Director Plan.

     Employee Stock Purchase Plan - On October 7, 1996 the Company adopted the Employee Stock Purchase Plan (the "Purchase Plan"), to be effective upon completion of the Company's planned initial public offering. The Purchase Plan covers an aggregate of 500,000 shares of Common Stock. The Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, will be implemented by six-month offerings with purchases occurring at six month intervals commencing on the date of this Prospectus. The Purchase Plan will be administered by the Compensation Committee. Employees will be eligible to participate if they are employed by the Company for at least 30 hours per week and if they have been employed by the Company for at least 180 days. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation. The price of stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the Common Stock at the beginning of each six-month offering period or on the applicable purchase date. Employees may end their participation in any offering at any time during the offering period, and participation ends automatically on termination of employment. The Board may at any time amend or terminate the Purchase Plan, except that no such amendment or

                         POWERWAVE TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     termination may adversely affect options previously granted under the Purchase Plan. There are no rights to purchase outstanding under the Purchase Plan.


10.  Related Party Transactions

     As of December 31, 1994 and 1995 and the nine months ended September 30, 1995, the Company had an outstanding unsecured note payable in the amount of $50,000 to a relative of the majority stockholder. The note bore interest at 8%, matured in February 1996 and was repaid. As of September 29, 1996, the Company had no significant amounts payable to shareholders other than that described below.

     As disclosed in Note 11, the Company leases its manufacturing and office facility from certain of the Company's shareholders. Rent paid to the shareholders was $160,320, $160,320, $166,728, $125,046 and $219,780 for
     the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and September 29, 1996, respectively.

     In August 1995, the Company entered into a Technology License Agreement with Unique Wireless Developments, L.L.C., a Delaware limited liability company. Under the agreement, the Company obtained exclusive rights to use certain amplifier technology for the SMR market in exchange for certain royalties, including a non-refundable (with certain exceptions) up front royalty totaling $300,000, of which $250,000 has been paid. A member of the Board of Directors of the Company, is Executive Vice President of Unique Technologies International, L.L.C., an affiliate of Unique Wireless Developments, L.L.C. During the year ended December 31, 1995, the Company expensed such royalty payment.


11.  Commitments and Contingencies

     The Company leased its former manufacturing and headquarters facility from its shareholders. During July 1995, the Company moved from its previous facility and into a new facility in Irvine, California. The Company leases its new manufacturing and headquarters facility from a limited liability company owned by three of the Company's shareholders. The lease term commenced on July 15, 1996 and will continue for ten years. The Company paid $1,000,000 to the limited liability company as payment for additional tenant improvements made to the facility at the request of the Company.
     The Company has an option to purchase the facility at fair market value during the lease term. The Company also leases equipment from unrelated parties. Future minimum lease payments required under operating leases and the present value of future minimum lease payments for capital leases at December 31, 1995 are as follows:

                                        Commitment to  Operating   Capitalized
                                        shareholders     leases       leases
                                        -------------  ----------  ------------
     Year ending December 31:
       1996...........................     $  168,592  $1,229,336     $ 88,200
       1997...........................        170,064   1,201,731       82,463
       1998...........................        170,064   1,199,936       48,402
       1999...........................        170,064   1,197,683       11,969
       2000...........................        170,064   1,195,461
       Thereafter.....................        496,020
                                           ----------  ----------     --------
     Total future minimum lease
      payments........................     $1,344,868  $6,024,147      231,034
                                           ==========  ==========     ========
     Less amount representing interest                                 (26,684)
                                                                      --------
     Present value of future minimum
      lease payments..................                                 204,350
     Less current portion.............                                 (66,824)
                                                                      --------
                                                                      $137,526
                                                                      ========

                         POWERWAVE TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Total rent expense was $78,725, $168,721, $173,142, $129,207 and $231,680
     for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and September 29, 1996, respectively.

          On October 4, 1996, Mr. Ernest Johnson, a shareholder of the Company, filed suit against the Company and certain of the other shareholders of the Company in the Superior Court of Orange County, California. Mr. Johnson claims that, in contravention of alleged agreement, the Company and certain other shareholders, including Alfonso Cordero, engaged in certain transactions which improperly diluted his ownership interest in the Company to below five percent. In particular, Mr. Johnson claims that in 1992 the Company wrongfully failed to give him notice of a purported right to purchase approximately 488,250 shares of the Company's Common Stock then being sold by a third party at a purchase price of approximately $.005 per share, as adjusted for stock splits, and, as a result, such shares were then purchased by certain other shareholders of the Company. Mr. Johnson also alleges that the Company wrongfully failed to allow him to participate in various real property transactions involving the Company and certain of its shareholders. Mr. Johnson seeks unspecified monetary damages and costs as well as equitable remedies, including an order entitling him to the 488,250 shares and an accounting of the proceeds arising out of the real property transactions. Mr. Johnson also seeks punitive damages. Although the Company believes Mr. Johnson's claims are without merit and it is too early to determine the ultimate outcome of such suit, the Company intends to contest vigorously any action against the Company. There can be no assurance as to the eventual outcome of such actions. Any issuance of shares by the Company as result of Mr. Johnson's claims would have a dilutive effect on the per share net tangible book value of the Company. Any determination against the Company in the litigation or the settlement of such claims could have a material adverse effect on the Company's business, results of operation and financial condition.

12.  Royalty Agreement

     The Company has a royalty agreement related to the sale of air-to-ground amplifiers which requires payment of a 10% commission on certain licensed products. Total royalty expense was $387,061, $499,141, $393,197 and $280,500 for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 and September 29, 1996, respectively. For the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 and September 29, 1996, sales of the related product represented 17%, 14%, 18% and 6% of net sales, respectively. The Company does not currently have any royalty commitments beyond October 1996.

                         POWERWAVE TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13. Other Information

    Accrued expenses and other liabilities consist of the following at December 31, 1994, 1995 and September 29, 1996:


                                                                      Nine
                                                                     Months
                                                                      Ended
                                                                   September 29,
                                               1994        1995        1996
                                            ----------  ----------  ----------
   Accrued expenses and other liabilities:
   Accrued warranty costs.................  $  186,756  $  320,594  $  871,330
   Accrued sales returns..................     295,276     480,000     324,586
   Accrued royalties......................     280,559     149,021      38,521
   Accrued payroll and employee benefits..   1,166,578     755,828   2,208,756
   Other accrued expenses.................       8,652     375,003     938,964
                                            ----------  ----------  ----------
                                            $1,937,821  $2,080,446  $4,382,157
                                            ==========  ==========  ==========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 No person has been authorized in connection with the offering made hereby to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters or the Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                           ------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary..........................................................
Risk Factors................................................................
Use of Proceeds.............................................................
Dividend Policy.............................................................
Capitalization..............................................................
Dilution....................................................................
Selected Consolidated Financial Data........................................
Management's Discussion and Analysis of
 Financial Condition and Results of Operations..............................
Business....................................................................
Management..................................................................
Certain Transactions........................................................
Principal and Selling Shareholders..........................................
Description of Capital Stock................................................
Shares Eligible for Future Sale.............................................
Underwriting................................................................
Legal Matters...............................................................
Experts.....................................................................
Additional Information......................................................
Index to Consolidated Financial Statements..................................

                             --------------------

 Until __________, 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                                2,100,000 SHARES


                                     [LOGO]
                            POWERWAVE TECHNOLOGIES,
                                      INC.


                                  Common Stock



                                   ----------
                                   PROSPECTUS
                                   ----------



                               ALEX. BROWN & SONS
                                  INCORPORATED

                                 UBS SECURITIES

                          WESSELS, ARNOLD & HENDERSON




                                 ________, 1996


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 13.  Other Expenses of Issuance and Distribution

           The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

                                                          To be paid by
                                                           the Company
                                                          -------------

             SEC registration fee.......................       $  9,514
             NASD filing fee............................          3,250
             Nasdaq National Market application fee.....         57,270
             Printing expenses..........................        125,000
             Legal fees and expenses....................        200,000
             Accounting fees and expenses...............        130,000
             Blue sky fees and expenses.................         15,000
             Transfer agent and registrar fees..........          5,000
             Directors and officers insurance premiums..        250,000
             Miscellaneous..............................        154,966
                                                               --------
                Total...................................       $950,000
                                                               ========



     Item 14.  Indemnification of Directors and Officers

           (a) As permitted by the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation of the Company (Exhibit 3.2 hereto) eliminates the liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty as a directors, except to the extent otherwise required by the Delaware General Corporation Law.

           (b) The Amended and Restated Certificate of Incorporation provides that the Company will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. The Company's Amended and Restated Bylaws (Exhibit 3.4 hereto) provide for a similar indemnity to directors and officers of the Company to the fullest extent authorized by the Delaware General Corporation Law.

           (c) The Amended and Restated Certificate of Incorporation also gives the Company the ability to enter into indemnification agreements with each of its directors and officers. The Company has entered into indemnification agreements with each of its directors and officers and with Summit Partners and Crosspoint Venture Partners (Exhibit 10.13 hereto), which provide for the indemnification of such persons against any an all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

     Item 15.  Recent Sales of Unregistered Securities

           The following is a summary of transactions by the Company during the last three years preceding the date hereof involving sales of the Company's securities that were not registered under the Securities Act of 1933, as amended (the "Act"):

               (1) From time to time during the three years preceding the date hereof, the Registrant issued nonqualified stock options to purchase Common Stock pursuant to the Registrant's 1995 Stock Option (the "1995 Plan") to officers, directors and employees of the Registrant. From inception through June 30, 1996, 112,500 options to purchase Common Stock pursuant to the 1995 Plan were exercised for an aggregate exercise price of $300,000. Exemption from the registration provisions of the Act is claimed, among other exemptions, with respect to the grant of options referred to above, on the basis that the grant of options did not involve a "sale" of securities and, therefore, registration thereof was not required and, with respect to the exercise of options referred to above, on the basis that such transactions met the requirements of Rule 701 as promulgated under
          Section 3(b) of the Act.

               (2) On October 10, 1995, the Registrant issued 3,375,900 shares of Series A Convertible Preferred Stock for an aggregate purchase price of $15,000,000 pursuant to a Stock Purchase Agreement entered into as of October 10, 1995 among the Company, Alfonso G. Cordero, Ki
          Y. Nam, Sussanne Torretta, Charles Florman, Bill Doi, Arthur Cook, Thomas Ha, Ernest Johnson, Summit Ventures IV, L.P., Summit Ventures III, L.P., Summit Investors II, L.P., Crosspoint Venture Partners 1993 and Crosspoint Venture Partners Entrepreneurs 1993. The foregoing transaction was completed without registration under the Act in reliance upon Section 4(2) of the Act for transactions not involving a public offering, among others, on the basis that such transaction did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide. Broker commissions in the amount of $300,000 were paid in connection with the foregoing transaction.

     Item 16.  Exhibits and Financial Statement Schedules

        (a) Exhibits

     Exhibit
        No.                       Description
     -------                  -------------------
       1.1     Form of Underwriting Agreement.*
       3.1     Certificate of Incorporation of the Company.+
       3.1.1   Certificate of Amendment of Certificate of Incorporation.
       3.2     Amended and Restated Certificate of Incorporation of the
               Company.*
       3.3     Bylaws of the Company.+
       3.4     Amended and Restated Bylaws of the Company.*
       4.1     Stockholders' Agreement, dated October 10, 1995, among the
               Company and certain shareholders.+
       4.2     Amendment No. 1 to Stockholders' Agreement,
               dated _________, 1996, among the Company and certain
               shareholders.*
       5.1     Opinion of Stradling, Yocca, Carlson & Rauth, a Professional
               Corporation.*
       10.1    Milcom International, Inc. 1995 Stock Option Plan (the "1995
               Plan").+
       10.2    Form of Stock Option Agreement for 1995 Plan.+
       10.3    Amendment No. 1 to 1995 Stock Option Plan.*
       10.4    Powerwave Technologies, Inc. 1996 Stock Incentive Plan (the "1996
               Plan").+
       10.5    Form of Stock Option Agreement for 1996 Plan.+
       10.6    Form of Restricted Stock Purchase Agreement for 1996 Plan.+
       10.7    Powerwave Technologies, Inc. 1996 Director Stock Option Plan (the
               "Director Plan").+
       10.8    Form of Stock Option Agreement for Director Plan.+
       10.9    Powerwave Technologies, Inc. Employee Stock Purchase Plan.+
       10.10   Series A Convertible Preferred Stock Purchase Agreement, dated
               October 10, 1995, among the Company and certain shareholders.+
       10.11   Redemption Agreement, dated October 10, 1995, amount the Company and certain shareholders.+
       10.12   Registration Rights Agreement, dated October 10, 1995, among the
               Company, and certain shareholders.+
       10.13   Indemnification Agreement, dated October 10, 1995, between the
               Company and certain shareholders.+
       10.14   Form of Indemnification Agreement.+
       10.15   Standard Industrial/Commercial Single-Tenant Lease, dated
               November 8, 1993, between the Company and 17500 Gillette
               Partnership.+
       10.16   Standard Industrial/Commercial Single-Tenant Lease-Net, dated
               July 1, 1996, between the Company and CNH, LLC, a California limited liability company.+
       10.17   Business Loan Agreement, dated May 30, 1996 between the Company and Bank of America.+
       10.18   Agreement, dated February 16, 1996, between the Company and LG
               Information & Communications, Ltd (portions omitted pursuant to
               Rule 406).+
       10.19   Agreement, dated July 20, 1995, between the Company and Samsung
               Electronics (portions omitted pursuant to Rule 406).+
       10.20   Technology License Agreement, dated August 30, 1995, between the
               Company and Unique Wireless Developments, L.L.C., a Delaware
               limited liability company.+
       11.1    Statement regarding computation of pro forma net income
               per share.+
       21.1    Subsidiaries of the Registrant.+
       23.1    Consent of Stradling, Yocca, Carlson & Rauth, a Professional
               Corporation (see Exhibit 5.1).*
       23.2    Consent of Deloitte & Touche, LLP.

     Exhibit
        No.                       Description
     -------                  -------------------
       24.1    Power of Attorney (see page II-5).+
       27.1    Financial Data Schedule.

     ------
       * To be filed by amendment.

       + Previously filed.

           (b) Financial Statement Schedules

               Schedule II Valuation and Qualifying Accounts

     Item 17.  Undertakings

           The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

           Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           The Company hereby undertakes that:

           (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 28th day of October, 1996.


                                      POWERWAVE TECHNOLOGIES, INC.


                                      By:  /s/ Bruce C. Edwards
                                           -------------------------------------
                                           Bruce C. Edwards
                                           President and Chief Executive Officer



      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           Signature                        Title                     Date
           ---------                        -----                     ----

/s/ Bruce C. Edwards              President, Chief Executive    October 28, 1996
-------------------------------       Officer and Director
Bruce C. Edwards                  (Principal Executive Officer)


/s/ Kevin T. Michaels             Vice President, Finance and   October 28, 1996
-------------------------------     Chief Financial Officer
Kevin T. Michaels                    (Principal Financial
                                    and Principal Accounting
                                            Officer)


               *                          Director              October 28, 1996
-------------------------------
Alfonso G. Cordero


               *                          Director              October 28, 1996
-------------------------------
Gregory M. Avis


               *                          Director              October 28, 1996
-------------------------------
Eugene L. Goda


               *                          Director              October 28, 1996
-------------------------------
David L. George


               *                          Director              October 28, 1996
-------------------------------
Rich Shapero


               *                          Director              October 28, 1996
-------------------------------
Sam Yau


*By:/s/ Bruce C. Edwards
-------------------------------
        Bruce C. Edwards
        Attorney-in-Fact

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                               Balance at   Charges to              Balance at
                              Beginning of  Costs and                 End of
Description                      Period      Expenses   Deductions    Period
--------------------------------------------------------------------------------

NINE MONTHS ENDED
September 29, 1996:
Allowance for doubtful
   accounts..............       $ 122,532     293,592    (14,031)      402,093
Inventory reserves.......       $ 791,942     865,000   (398,746)    1,258,196

Year ended
December 31, 1995:
Allowance for doubtful
   accounts..............       $  10,000     120,946     (8,414)   $  122,532
Inventory reserves.......       $ 301,358     490,584               $  791,942

Year ended
December 31, 1994:
Allowance for doubtful
   accounts..............       $  10,000                           $   10,000
Inventory reserves.......       $  88,935     212,423               $  301,358

                                 EXHIBIT INDEX

                                                                  Sequentially
  Exhibit                                                           Numbered
    No.                         Description                           Page
  -------                       -----------                           ----
  1.1      Form of Underwriting Agreement.*
  3.1      Certificate of Incorporation of the Company.+
3.1.1      Certificate of Amendment of Certificate of Incorporation.
  3.2      Amended and Restated Certificate of Incorporation of the
           Company.*
  3.3      Bylaws of the Company.+
  3.4      Amended and Restated Bylaws of the Company.*
  4.1      Stockholders' Agreement, dated October 10, 1995, among
           the Company and certain shareholders.+
  4.2      Amendment No. 1 to Stockholders' Agreement,
           dated _________, 1996, among the Company and certain
           shareholders.*
  5.1      Opinion of Stradling, Yocca, Carlson & Rauth,
           a Professional Corporation.*
 10.1      Milcom International, Inc. 1995 Stock Option Plan
           (the "1995 Plan").+
 10.2      Form of Stock Option Agreement for 1995 Plan.+
 10.3      Amendment No. 1 to 1995 Stock Option Plan.*
 10.4      Powerwave Technologies, Inc. 1996 Stock Incentive Plan
           (the "1996 Plan").+
 10.5      Form of Stock Option Agreement for 1996 Plan.+
 10.6      Form of Restricted Stock Purchase Agreement for
           1996 Plan.+
 10.7      Powerwave Technologies, Inc. 1996 Director Stock.+
           Option Plan (the "Director Plan").+
 10.8      Form of Stock Option Agreement for Director Plan.+
 10.9      Powerwave Technologies, Inc. Employee Stock
           Purchase Plan.+
10.10      Series A Convertible Preferred Stock Purchase Agreement,
           dated October 10, 1995, among the Company and certain
           shareholders.+
10.11      Redemption Agreement, dated October 10, 1995, amount
           the Company and certain shareholders.+
10.12      Registration Rights Agreement, dated October 10, 1995,
           among the Company, and certain shareholders.+
10.13      Indemnification Agreement, dated October 10, 1995,
           between the Company and certain shareholders.+
10.14      Form of Indemnification Agreement.+
10.15      Standard Industrial/Commercial Single-Tenant Lease,
           dated November 8, 1993, between the Company and
           17500 Gillette Partnership.+
10.16      Standard Industrial/Commercial Single-Tenant Lease-Net,
           dated July 1, 1996, between the Company and CNH, LLC,
           a California limited liability company.+
10.17      Business Loan Agreement, dated May 30, 1996 between
           the Company and Bank of America.+
10.18      Agreement, dated February 16, 1996, between the Company
           and LG Information & Communications, Ltd (portions
           omitted pursuant to Rule 406).+
10.19      Agreement, dated July 20, 1995, between the Company
           and Samsung Electronics (portions omitted pursuant
           to Rule 406).+
10.20      Technology License Agreement, dated August 30, 1995,
           between the Company and Unique Wireless Developments,
           L.L.C., a Delaware limited liability company.+
 11.1      Statement regarding computation of pro forma net
           income per share.+
 21.1      Subsidiaries of the Registrant.+

 23.1      Consent of Stradling, Yocca, Carlson & Rauth, a
           Professional Corporation (see Exhibit 5.1).*
 23.2      Consent of Deloitte & Touche, LLP.
 24.1      Power of Attorney (see page II-5).+
 27.1      Financial Data Schedule.

-----------------------
 * To be filed by amendment.

 + Previously filed.